EXHIBIT 10.22

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS
EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE
CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE,
UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.

FINAL EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

     THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of December 6, 2010 (the “Effective Date”) by and between GERON CORPORATION, a corporation organized and existing under the laws of Delaware and having its principal place of business at 230 Constitution Drive, Menlo Park, CA 94026 (“Geron”) and ANGIOCHEM, INC., a corporation organized and existing under the laws of Canada and having its principal place of business at 201, President-Kennedy Ave., Suite PK-R220, Montreal, Quebec, H2X 3Y7 Canada (“AngioChem”). Geron and AngioChem are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

     WHEREAS, Geron is a biotechnology company focused on the research, development, and commercialization of novel human therapeutic and diagnostic products;

     WHEREAS, AngioChem owns the rights to certain peptide vehicles which facilitate the transfer of molecules across the blood brain barrier and certain compounds that utilize these peptide vehicles, including, without limitation, ANG1005 (as defined below); and

     WHEREAS, Geron desires to obtain, and AngioChem desires to grant to Geron, exclusive worldwide rights under AngioChem technology for the research, development and commercialization of certain novel therapeutic and prophylactic products based on such peptide vehicles, including, without limitation, ANG1005.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DEFINITIONS

     Capitalized terms used in this Agreement (other than the headings of the Sections or Articles), whether used in the singular or plural, have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

     1.1 “Accelerated Approval” means approval by the FDA of a drug product based on demonstrated effect on a surrogate endpoint or on a clinical endpoint other than survival or irreversible morbidity, as set forth in 21 C.F.R. Part 314, Subpart H, as such may be amended from time to time.

     1.2 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

     1.3 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, by contract or otherwise; provided that, if Applicable Law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such Applicable Law, be owned by foreign interests.

     1.4 “ANG1005” means that certain drug candidate designated by AngioChem as ANG1005, the structure of which is shown on Schedule 1.4.

     1.5 “Angiopep” means a peptide that is proprietary to AngioChem and that facilitates the transfer of molecules across the blood brain barrier. For clarity, a compound will not be an Angiopep unless and until such compound is shown, through reasonable scientific analysis of available experimental data, to facilitate the transfer of molecules across the blood brain barrier. Any dispute between the Parties concerning whether a compound constitutes an Angiopep as defined hereunder shall be submitted to dispute resolution pursuant to Section 11.6.

     1.6 “Annual Net Sales” means the total Net Sales of Licensed Products per Calendar Year sold by Geron and its Affiliates or, with respect to a US Sublicensee making sales pursuant to Section 3.4.1, a US Sublicensee.

     1.7 “Applicable Law” means all Federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

     1.8 “Average Closing Price” means the volume weighted average of the closing prices (as adjusted for stock splits, dividends, combinations and similar events) of Geron Common Stock as quoted on the NASDAQ Global Market on the five (5) trading days immediately preceding the Purchase Agreement Effective Date.

     1.9 “Average Sales Price” means the average sales price of a Licensed Product sold by Geron, its Affiliates and US Sublicensees. The Average Sales Price shall not be determined with reference to sales outside the U.S. by a Sublicensee to whom Geron has sublicensed a Licensed Product, but shall include sales of US Sublicensees in the U.S. If a Licensed Product is sold in multiple formats or for multiple indications, a separate Average Sales Price shall be calculated for each format or indication. The preliminary Average Sales Price (“Preliminary Average Sales Price”) of a Licensed Product for an upcoming Calendar Year in which Geron, its Affiliates or US Sublicensees sell a Licensed Product shall be the actual Average Sales Price for the preceding Calendar Year. The Adjusted Average Sales Price (“Adjusted Average Sales Price”) for a Calendar Year shall be calculated and reported by Geron to AngioChem no later than ninety (90) days after the end of the applicable Calendar Year.

     1.10 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

     1.11 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

     1.12 “Clinical Development Plan” or “CDP” means the clinical development plan for the research, development and commercialization of ANG1005 set forth in Schedule 1.12 hereof, as such plan may be amended in accordance with Section 4.1.

     1.13 “Combination Product” a pharmaceutical product containing, in a single dosage form, a Licensed Product and one or more other active pharmaceutical ingredients that are not Licensed Products.

     1.14 “Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by a Party to accomplish a particular objective, the good-faith and diligent efforts that such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to the research, development or commercialization of a Licensed Product, such efforts as are substantially equivalent to those efforts and resources commonly used by such Party for a comparable internally generated (i.e., not in-licensed from a Third Party) product being developed by such Party, taking into account commercially relevant factors such as (as applicable) stage of development, product life, market potential and regulatory issues. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Licensed Product, and the Parties acknowledge and agree that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Licensed Product and the market(s) involved.

     1.15 “Compulsory License” means a license under the Licensed Intellectual Property obtained by a Third Party through the order, decree, or grant of a competent court, agency, authority, department, regulatory body or other instrumentality of any government or country, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in any country in the Field in the Territory.

     1.16 “Confidential Information” means all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked or identified as confidential or proprietary, which are transferred, disclosed or made available by or at the request of either Party to the other, including but not limited to: Know-How, and any scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data which is provided by one Party to the other Party in connection with this Agreement.

     1.17 “Control”, “Controls” or “Controlled by” means the ownership of, or the ability of a Party to grant access to, or a license or sublicense of, any item or right as provided for herein without violating the terms of any written agreement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

     1.18 “Cost of Goods” means, with respect to Licensed Products, on a Licensed Product-by-Licensed Product basis, the reasonable internal and external costs incurred by Geron, its Affiliates or US Sublicensees with respect to the Manufacture of such Licensed Product (including devices or delivery systems used for dispensing or administering such Licensed Product that are packaged with such Licensed Product), including:

          (a) to the extent that any aspect of the Manufacturing of a Licensed Product or any component, subunit or portion of a Licensed Product is performed by Geron or any of its Affiliates or US Sublicensees, the following costs of Manufacturing such Licensed Product, or any component, subunit or portion of a Licensed Product, as applicable: (1) direct costs of * utilized in Manufacturing such Licensed Product, including any scrap; (2) direct * attributable to Manufacturing such Licensed Product; (3) * attributable to Manufacturing such Licensed Product, including, without limitation, * engaged in Manufacturing, based on *; and (4) Geron’s, its Affiliates’ or US Sublicensees’ * allocated to Manufacturing, including * , all calculated in accordance with GAAP in the United States consistently applied,

          (b) to the extent that any aspect of the Manufacturing of a Licensed Product or any component, subunit or portion of a Licensed Product is performed by Third Parties, the actual fees paid by Geron or its Affiliates or US Sublicensees to such Third Parties for the Manufacture of such Licensed Product, or any component, subunit or portion of a Licensed Product, as applicable, including, without limitation, * incurred by Geron, or its Affiliates or US Sublicensees in managing or overseeing the Third Party relationship (but excluding Geron’s, its Affiliates’ or US Sublicensees’ general and administrative costs with respect thereto), and

          (c) royalties, license or other fees paid by Geron, any of its Affiliates or US Sublicensees to Third Parties with respect to the Manufacture of such Licensed Product, net of any reduction in royalties payable to AngioChem pursuant to Section 3.3.4 on account of such royalties, license or other fees.

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The preliminary Cost of Goods (“Preliminary Cost of Goods”) of a Licensed Product for an upcoming Calendar Year in which Geron, its Affiliates or US Sublicensees sell a Licensed Product shall be the Adjusted Cost of Goods for the preceding Calendar Year. The actual Cost of Goods (“Adjusted Cost of Goods”) for a Calendar Year shall be calculated and reported by Geron to AngioChem no later than ninety (90) days after the end of the applicable Calendar Year. Subject to the confidentiality obligations set forth in Section 7.1 of this Agreement, Geron shall provide to AngioChem, on an annual basis no later than ninety (90) days after the end of the applicable Calendar Year, reasonable information and documentation (for example, copies of invoices paid to Third Party manufacturers for the Manufacture of Licensed Product) supporting its Adjusted Cost of Goods calculation. If the Adjusted Cost of Goods varies for a Licensed Product sold in multiple formats or for multiple indications, a separate Adjusted Cost of Goods shall be calculated for each format or indication.

     1.19 “Cost of Goods/Average Sales Price Ratio” means a number, to be calculated for each Calendar Year and reported by Geron to AngioChem no later than ninety (90) days after the end of such Calendar Year, determined by dividing the Adjusted Cost of Goods per unit dose for such Licensed Product during the applicable Calendar Year by the Adjusted Average Sales Price per unit dose for a Licensed Product sold during the such Calendar Year. The preliminary Cost of Goods/Average Sales Price Ratio (“Preliminary Cost of Goods/Average Sales Price Ratio”) of a Licensed Product for an upcoming Calendar Year in which Geron, its Affiliates or US Sublicensees sell a Licensed Product shall be the Adjusted Cost of Goods/Sales Price Ratio for the preceding Calendar Year. The adjusted Cost of Goods/Sales Price Ratio (“Adjusted Cost of Goods/Sales Price Ratio”) for a Calendar Year shall be calculated and reported by Geron to AngioChem no later than ninety (90) days after the end of the applicable Calendar Year. If a Licensed Product is sold in multiple formats or for multiple indications, a separate Cost of Goods/Average Sales Price Ratio shall be calculated for each format or indication. The Cost of Goods/Average Sales Price Ratio shall be expressed as a percentage.

     1.20 “Drug Master File” means any drug master file filed with the FDA with respect to a Licensed Product and any equivalent filing in any other country or regulatory jurisdiction.

     1.21 “Effective Date” means the date set forth in the first paragraph of this Agreement.

     1.22 “EMA” means the European Medicines Agency, or any successor entity thereto.

     1.23 “Europe” means the countries listed in Schedule 1.23.

     1.25 “European Union” means the countries that are or become members of the European Union, and any successor thereto.

     1.24 “FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

     1.25 “Field” means the use of Licensed Products for any and all applications, including, without limitation, the diagnosis, treatment, prophylaxis and/or control of human or animal disease.

     1.26 “First Commercial Sale” means, with respect to any Licensed Product, the first sale for use or consumption by a patient of such Licensed Product that is permitted by Applicable Laws in a country, excluding, however, (i) any sale or other distribution for use in a clinical trial, and (ii) “named patient” or “compassionate use” sales, unless such sales exceed * dollars ($*) in the aggregate.

     1.27 “Full Approval” means approval by the FDA of a drug product, as set forth in 21 C.F.R. Part 314, Subparts A and D, as such may be amended from time to time, other than pursuant to an Accelerated Approval.

     1.28 “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

     1.29 “GBM” means Glioblastoma multiforme, a fast-growing type of central nervous system tumor that forms in the glial (supportive) tissue of the brain and spinal cord.

     1.30 “Improvement” means any invention or discovery created or otherwise Controlled by Geron or its Affiliates during the License Term, which constitutes an improvement, enhancement or modification of any invention within the Licensed Patents, together with Patent Rights that claim or cover such invention or discovery, provided that the practice of such invention or discovery would infringe a Valid Claim.

     1.31 “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

     1.32 “JDC” has the meaning set forth in Section 4.2.

     1.33 “Joint Intellectual Property” means any and all Joint Patent Rights and Joint Know-How.

     1.34 “Joint Know-How” means Know-How invented by at least one employee or agent of Geron and at least one employee or agent of AngioChem.

     1.35 “Joint Patent Rights” means Patent Rights invented by at least one employee or agent of Geron and at least one employee or agent of AngioChem.

     1.36 “JRC” has the meaning set forth in Section 4.3.

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.37 “Know-How” means any information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which (i) are conceived, developed, or reduced to practice solely by a Party or jointly by the Parties and, (ii) are not generally known and (iii) are Controlled by a Party or jointly by the Parties. For the avoidance of doubt, Know-How does not include Patent Rights.

     1.38 “Knowledge of AngioChem” and all permutations thereof, means the actual knowledge, after reasonable inquiry made to employees of AngioChem, of the following individuals: *.

     1.39 “License Term” means the period from the Effective Date until the latest of (i) expiration of all Valid Claims and pending applications within the Licensed Patents; (ii) last expiration of data or market exclusivity awarded for a Licensed Product by any applicable Regulatory Authority; or (iii) * (*) years from the last Licensed Product launch.

     1.40 “Licensed Intellectual Property” means Licensed Patents and Licensed Know-How.

     1.41 “Licensed Know-How” means all existing and future Know-How Controlled by AngioChem that is necessary and/or reasonably useful for the research, development and/or commercialization of any Licensed Product, including but not limited to, all non-clinical, clinical and manufacturing data pertaining to ANG1005.

     1.42 “Licensed Patents” means all existing and future Patent Rights Controlled by AngioChem which contain patent claims that are necessary and/or reasonably useful for the research, development and/or commercialization of any Licensed Product. Licensed Patents include, but are not limited to, the Product Patents and Technology Patents set forth in Schedule 1.42 attached hereto. For the avoidance of doubt, Licensed Patents do not include the Joint Patent Rights or the UAB Patents.

     1.43 “Licensed Product” means any product comprising an Angiopep conjugated to a Tubulin Disassembly Inhibitor, including, but not limited to, ANG1005, the manufacture, use or sale of which would, but for the licenses granted herein, infringe one or more Valid Claims.

     1.44 “Manufacture” or “Manufacturing” means all activities related to the manufacture of a Licensed Product, in bulk form, in finished form, or in intermediate states, including, but not limited to, manufacturing for commercial sale, and related formulating, filling, finishing, packaging and labeling, release, quality assurance/quality control (including in-process release and stability testing), insurance, storage, shipping and holding of Licensed Product or any component or ingredient thereof, and data management and recordkeeping related to any of the foregoing.

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.45 “Marketing Authorization” means any approval from the relevant Regulatory Authority to market and sell a Licensed Product in any country (together with all applicable pricing and governmental reimbursement approvals that are legally required to sell a Licensed Product in a country).

     1.46 “NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing with FDA pursuant to Section 510(k) of the U.S. Food, Drug and Cosmetics Act, or similar application or submission for Marketing Authorization of a Licensed Product filed with a Regulatory Authority, in either case, to obtain Marketing Authorization for a pharmaceutical product.

     1.47 “Net Sales” means the gross invoice price of any Licensed Product sold by (i) Geron or, (ii) with respect to a Sublicensee making sales pursuant to Section 3.4.1, a Sublicensee, or (iii) with respect to payments by AngioChem pursuant to Section 4.5.3 or Section 10.4.3, AngioChem, its Affiliates and Sublicensees, in each of (i), (ii) and (iii), to a Third Party (other than a Sublicensee) after deducting, if not previously deducted, from the amount invoiced or received:

          (A) ordinary and customary trade and quantity discounts actually allowed by Geron (or the Sublicensee), other than early pay cash discounts;

          (B) returns, rebates and chargebacks;

          (C) retroactive price reductions that are actually allowed or granted by Geron (or the Sublicensee); and

          (D) a fixed amount equal to * percent (*%) of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges.

     1.48 “Patent Rights” means patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and any divisions, continuations, continuations-in-part, reissues, reexaminations, registrations, renewals, substitutions, and supplementary protection certificates based thereon and other governmental actions that extend any of the patents and patent applications, and any and all equivalents, U.S. and foreign, to any of the foregoing.

     1.49 “Product Patent” means any Licensed Patent that *.

     1.50 “Purchase Agreement” means that certain Common Stock Purchase Agreement by and between Geron and AngioChem, the form of which is attached hereto as Schedule 1.50.

     1.51 Purchase Agreement Effective Date” means the effective date of the Purchase Agreement, to be thirty (30) days after the Effective Date.

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.52 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Licensed Product in the Territory, including, but not limited to, the FDA or EMA and any successor governmental authority having substantially the same function.

     1.53 “Related Party” means each of Geron, its Affiliates, and their respective Sublicensees, as applicable.

     1.54 “Rest of World” means the Territory, excluding the United States.

     1.55 “Shares” means the number of shares of Geron’s Common Stock equal to (a) $27,500,000 (U.S. dollars) divided by (b) the Average Closing Price; provided, however, in no event shall the Shares be greater than nine million (9,000,000) shares of Geron’s Common Stock.

     1.56 “Sublicense Revenue” means all revenues actually received by Geron on account of the grant of a sublicense under this Agreement to a Sublicensee for sales of Licensed Products in the Rest of World, including up-front payments, milestones and royalties; provided, however, that Sublicense Revenue shall exclude: (a) payments explicitly made to reimburse Geron for costs actually incurred in research, development or commercialization of a Licensed Product after the execution of the applicable sublicense agreement; (b) any debt or equity investment by such Sublicensee in Geron at the fair market value of such debt or equity; and (c) reimbursement of costs and expenses incurred in prosecution, maintenance and enforcement of Patents Rights within the scope of such sublicense related to Licensed Products.

     1.57 “Sublicensee” shall mean any person or entity, other than an Affiliate of Geron, that is granted a sublicense by Geron or any of its Affiliates as provided in Section 2.3

     1.58 “Supplemental Cash Payment” means a cash payment equal to (i) twenty seven million five hundred thousand US dollars (US$27,500,000) minus (ii) the value of nine million (9,000,000) shares of Geron Common Stock multiplied by the Average Closing Price. For purposes of clarity, in the event that the result of the foregoing formula is negative or zero, the Supplemental Cash Payment shall be zero dollars.

     1.59 “Technology” means technology relating to any Angiopep or any product containing an Angiopep, or the manufacture or use of any Angiopep or any product containing an Angiopep.

     1.60 “Technology Patents” means any Licensed Patent that is not a Product Patent, including, but not limited to, Licensed Patents that contain claims generally covering the Technology.

     1.61 “Territory” means all of the countries in the world, and their territories and possessions.

     1.62 “Third Party” means an entity other than Geron and its Affiliates and AngioChem and its Affiliates.

     1.63 “Tubulin Disassembly Inhibitors” means any compound that acts or is intended to act to stabilize polymerized tubulin, including, but not limited to, taxanes and derivatives thereof and epothilones and derivatives thereof.

     1.64 “UAB Patents” means U.S. Patent Number * and any equivalent Patent Rights in other jurisdictions which are Controlled by AngioChem in accordance with the terms and conditions of that certain License Agreement entered by and between AngioChem and the UAB Research Foundation effective November 18, 2010 (the “AngioChem/UAB License Agreement”).

     1.65 “U.S.” means the United States of America, its territories and possessions, including, but not limited to, the Commonwealth of Puerto Rico.

     1.66 “US Sublicensee” has the meaning set forth in Section 3.4.1.

     1.67 “Valid Claim” means (i) an unexpired claim in an issued patent or supplementary protection certificate within the Licensed Patents that has not been revoked, abandoned, disclaimed or withdrawn, or held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that is not subject to appeal; or (ii) a claim in a pending patent application within the Licensed Patents that has been pending for not longer than * (*) years from its earliest priority date.

2. LICENSE GRANT

     2.1 License Grant by AngioChem. Subject to the terms and conditions of this Agreement, AngioChem hereby grants to Geron an exclusive license in the Territory under the Licensed Intellectual Property and AngioChem’s interest in Joint Intellectual Property, to develop, make, have made, use, offer to sell, sell, import and otherwise commercialize Licensed Products in the Field.

     2.2 Sublicense to UAB Patents. Subject to the terms and conditions of this Agreement, AngioChem hereby grants to Geron a non-exclusive, fully paid-up sublicense in the Territory to AngioChem’s rights under the UAB Patents as set forth in the AngioChem/UAB License Agreement, to develop, make, have made, use, offer to sell, sell, import and otherwise commercialize Licensed Products in the Field. A true and correct copy of the AngioChem/UAB License Agreement is attached hereto as Schedule 2.2.

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     2.3 Sublicense Rights. Geron will have the right to grant sublicenses of the rights granted to it under Sections 2.1 and 2.2; provided, that, Geron shall (i) make Commercially Reasonable Efforts to provide written notice to AngioChem of any such proposed sublicense at least thirty (30) days prior to the execution of a sublicense together with either (x) a summary of material business and economic terms of such sublicense pertaining to sublicense rights granted by Geron with respect to Licensed Intellectual Property if prior written approval of AngioChem is not required as set forth below, or (y) a copy of the draft sublicense if prior written approval of AngioChem is required as set forth below and give good faith consideration to comments made by AngioChem with respect thereto; provided that, for the avoidance of doubt, nothing herein shall require Geron to incorporate any comments made by AngioChem and provided further that nothing herein shall require Geron to defer or delay execution of any sublicense in order to receive comments from AngioChem, (ii) except as set forth below in this Section 2.3, obtain prior written approval of AngioChem with respect to any such proposed sublicense, which consent shall not to unreasonably withheld, conditioned or delayed, (iii) not be relieved of its obligations pursuant to this Agreement as a result of such sublicense, and (iv) provide copies to AngioChem of each such sublicense (redacted to protect the confidential information or proprietary business information of the Sublicensee, other than payments required to be made by such Sublicensee to Geron in consideration of sublicense rights granted by Geron with respect to Licensed Intellectual Property) within thirty (30) days after full execution of such sublicense. Notwithstanding anything to the contrary set forth herein, the prior written consent of AngioChem shall not be required for a sublicense if a copy of Section 10.4.4.1 of this Agreement is attached to such sublicense as an exhibit, and the Sublicensee agrees in such sublicense that the sublicense will terminate upon the termination of this Agreement unless all the conditions in Sections 10.4.4.1 and 10.4.4.3 are satisfied. All information provided by Geron to AngioChem under this Section 2.3 shall be treated by AngioChem as Geron Confidential Information in accordance with Section 7.1 of this Agreement.

     2.4 License Grant by Geron. Subject to the terms and conditions of this Agreement, Geron hereby grants to AngioChem (i) an exclusive, fully paid-up license under Geron’s interest in Joint Intellectual Property, including the unrestricted right to grant sublicenses, to develop, make, have made, use, offer to sell, sell, import and otherwise commercialize products employing the Technology outside of the Field in the Territory, and (ii) a non-exclusive, fully paid-up license under Improvements, including the right to grant sublicenses to Improvements solely together with a license of a Patent Right Controlled by AngioChem that would be infringed by the practice of the Improvement, to develop, make, have made, use, offer to sell, sell, import and otherwise commercialize products employing the Technology outside of the Field in the Territory.

     2.5 No Implied Licenses; Retained Rights.

          2.5.1 No Implied Licenses. Neither Party shall obtain any license or other intellectual property interest in, to, or under, any Patent Rights or Know-How of the other Party, by implication or otherwise, except as expressly set forth in this Article 2.

          2.5.2 Retained Rights. Each Party retains all rights not explicitly granted in this Article 2.

     2.6 Covenant Not to Sue. During the Term, AngioChem covenants not to initiate any action asserting a claim of infringement of the Licensed Intellectual Property or any Patent Rights Controlled by AngioChem against Geron, its Affiliates or Sublicensees, solely to the extent Geron, its Affiliates or Sublicensees are developing, making, having made, using, offering to sell, selling, importing or otherwise commercializing Licensed Products in the Field. The Parties agree that the foregoing covenant does not constitute a release or waiver of past, present or future infringement by Geron of any Patent Rights or Know-How of AngioChem by Geron, its Affiliates or any Third Party (including any Geron Sublicensee) acting outside the scope of this Agreement.

     2.7 Bankruptcy and Insolvency. All licenses granted under or pursuant to this Agreement by AngioChem to Geron or by Geron to AngioChem are, and shall otherwise be deemed to be, for purposes of: (a) Section 365(n) of the U.S. Bankruptcy Code (“Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code; and (b) Section 32(6) of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and Section 65.11(7) of the Bankruptcy and Insolvency Act (Canada) (the “BIA”) a “right to use intellectual property”. The Parties agree that Geron or AngioChem, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, the CCAA or the BIA, as applicable, and that upon commencement of a bankruptcy, insolvency or other comparable proceeding by or against the other Party under the Code, the CCAA or the BIA, as applicable, Geron or AngioChem, as the case may be, shall be entitled, to the extent necessary for Geron or AngioChem to continue to preserve its license rights under this Agreement, to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Geron or AngioChem, as the case may be, (i) upon any such commencement of a bankruptcy, insolvency or comparable proceeding upon written request therefor by Geron or AngioChem, as the case may be, unless AngioChem or Geron, as the case may be, elects to continue and continues to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement (to the extent permitted by Applicable Law) by or on behalf of AngioChem or Geron, as the case may be, upon written request therefor by Geron or AngioChem, as the case may be. The foregoing provisions of this Section 2.6 are without prejudice to any rights Geron or AngioChem may have arising under the Code, the CCAA, the BIA or other Applicable Law.

3. ECONOMICS

     3.1 Upfront License Fee.

          3.1.1 Cash Payment. In partial consideration for the license and sublicense rights granted pursuant to Article 2, and subject to the other terms and conditions of this Agreement, Geron shall pay AngioChem a non-refundable upfront license fee in the amount of seven and one-half million United States dollars (U.S. $7.5 million). Such payment shall be made by Geron contemporaneously with the execution of this Agreement.

          3.1.2 Common Stock Issuance. As further consideration for the license and sublicense rights granted pursuant to Article 2, and subject to the other terms and conditions of this Agreement, Geron and AngioChem shall enter into the Purchase Agreement on the Purchase Agreement Effective Date. Geron shall issue to AngioChem the Shares in accordance with the terms and conditions of the Purchase Agreement, and, if applicable, pay to AngioChem the Supplemental Cash Payment within one (1) business day after the Purchase Agreement Effective Date. Delivery of the certificate(s) evidencing the Shares shall be made in accordance with the terms of the Purchase Agreement.

     3.2 Milestone Payments.

          3.2.1 Milestones. Each of the following non-refundable and non-creditable milestone payments shall be due and payable by Geron in cash to AngioChem for the first Licensed Product, and only the first Licensed Product, to achieve such milestone:

(a)	*	$U.S. *

(b)	*	$U.S. *

(c)	*	$U.S. *

(d)	*	$U.S. *

(e)	*	$U.S. *

(f)	*	$U.S. *

(g)	*	$U.S. *

(h)	*	$U.S. *

(i)	*	$U.S. *

(j)	*	$U.S. *

(k)	*	$U.S. *
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It is anticipated that the milestones paid for * will be either $U.S. * (i.e., the sum of (d)+(e)), or $U.S. * (i.e., (f) alone), depending on *, but under no circumstances will the total milestone payments for * include payment under all three milestones nor exceed $U.S. *.

     In no event shall any milestone set forth herein be payable more than once.

          3.2.2 Milestone Payments; Disputes. Geron shall notify AngioChem in writing within thirty (30) days after the achievement of each milestone set forth in Section 3.2.1, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone. In the event that, notwithstanding the fact that Geron has not given such a notice, AngioChem believes any such milestone event has occurred, it shall so notify Geron in writing and shall provide to Geron data, documentation or other information that supports its belief. Any dispute under this Section 3.2.2 that relates to whether or not a milestone event has been achieved shall be referred to, and resolved by, the JDC (provided that Geron shall not have the right to resolve the matter if the JDC does not reach a unanimous decision), and, if after good faith efforts the resolution is not achieved by the JDC, shall be resolved in accordance with the dispute resolution procedures set forth in Section 11.6.

     3.3 Royalties for Licensed Products.

          3.3.1 Annual Net Sales Thresholds; Royalty Levels Applicable to Licensed Product Sales by Geron and US Sublicensees; Adjustments.

               3.3.1.1 Subject to the terms and conditions of this Agreement, royalties shall be due and payable by Geron to AngioChem on Net Sales of Licensed Products by Geron or an Affiliate of Geron anywhere in the Territory and Net Sales by any US Sublicensee in the U.S., calculated on a Licensed Product-by-Licensed Product basis, in accordance with the Annual Net Sales thresholds and royalty rates set forth in this Section 3.3.1. For example, assuming Royalty B applies, in any Calendar Year Geron shall pay to AngioChem a royalty of *% for the portion of Net Sales up to and including $*, a royalty of *% for the portion of Net Sales exceeding $* and up to and including $*, and a royalty of *% for the portion of Net Sales exceeding $*. For the avoidance of doubt, no more than one royalty shall be due with respect to the same unit of Licensed Product, and no royalty shall be due upon the sale, or other transfer, among Geron and its Related Parties, but in such cases the royalty shall be due and calculated based upon Geron’s or its Related Parties’ Net Sales to the first Third Party other than a Sublicensee.

          (A) Royalty A. Royalties at the level set forth below under the column entitled “Royalty A” shall apply for a Calendar Year if the actual Cost of Goods/Average Sales Price Ratio of the applicable Licensed Product for such Calendar Year exceeds * percent (*%).

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (B) Royalty B. Royalties at the level set forth below under the column entitled “Royalty B” shall apply for a Calendar Year if the actual Cost of Goods/Average Sales Price Ratio of the applicable Licensed Product for such Calendar Year is greater than * percent (*%) but less than or equal to * percent (*%).

          (C) Royalty C. Royalties at the level set forth below under the column entitled “Royalty C” shall apply for a Calendar Year if the actual Cost of Goods/Average Sales Price Ratio of the applicable Licensed Product for such Calendar Year is equal to or less than * percent (*%).

Annual Net Sales	Royalty A	Royalty B	Royalty C
Thresholds
≤$*	* %	* %	* %
>$* - ≤$*	* %	* %	* %
>$*	* %	* %	* %

               3.3.1.2 For the first Calendar Year in which a Licensed Product is sold, the applicable royalty rates and royalty payments shall be calculated using a Preliminary Cost of Goods/Average Sales Price Ratio equal to * percent (*%) and Royalty B shall apply. For each Calendar Year thereafter the applicable royalty rates and royalty payments shall be calculated using a Preliminary Cost of Goods/Average Sales Price Ratio equal to the Adjusted Cost of Goods/Average Sales Price Ratio for the preceding Calendar Year. For each Calendar Year, royalties shall be calculated and paid for each Calendar Quarter based on such Preliminary Cost of Goods/Average Sales Price Ratio. The Adjusted Cost of Goods/Average Sales Price Ratio for each Calendar Year shall be determined based on the Adjusted Cost of Goods and Adjusted Average Sales Price for such Calendar Year reported by Geron pursuant to Section 1.18 and Section 1.8, respectively, within ninety (90) days after the end of each Calendar Year. If it is determined, based on such Adjusted Cost of Goods/Average Sales Price Ratio, that a different royalty rate would apply, then (i) if Geron paid to AngioChem royalties in excess of the royalties due based on such Adjusted Cost of Goods/Average Sales Price Ratio, any such excess shall be credited against the next royalty payment(s) due to AngioChem, or (ii) if Geron owes an additional royalty payment to AngioChem based on such Adjusted Cost of Goods/Average Sales Price Ratio, Geron shall make such additional payment within thirty (30) days after the date of such determination, or as otherwise agreed upon in writing by the Parties. By way of example only, the Adjusted Average Sales Price and Adjusted Cost of Goods for a Licensed Product for Calendar Year 2013 would be utilized to determine the Preliminary Cost of Goods/Average Sales Price Ratio applicable to sales of such Licensed Product made in Calendar Year 2014, and quarterly royalty payments would be made on that basis. In the event the Adjusted Average Sales Price or Adjusted Cost of Goods for a Licensed Product for Calendar Year 2013 does not equal the Adjusted Average Sales Price or Adjusted Cost of Goods for a Licensed Product in Calendar Year 2014, the Adjusted Cost of Goods/Average Sales Price Ratio would be calculated and adjustment payments would be made as set forth above.

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               3.3.1.3 In the event that Geron is unable to determine the Cost of Goods incurred by a U.S. Sublicensee in any Calendar Year, the applicable royalty rate to be paid by Geron on Net Sales of Licensed Products by such US Sublicensee in the U.S. in such Calendar Year will be as set forth under the column entitled “Royalty B” in Section 3.3.1.1.

          3.3.2 Reduction In Annual Net Sales Thresholds. In the event that sales of Licensed Products are made by any Sublicensee in Europe and/or Japan, the Annual Net Sales thresholds set forth above shall be reduced, in an additive fashion, by the following percentages, and such reduced Annual Net Sales thresholds shall be applied to determine the percentage royalty due by Geron on Net Sales of Licensed Products sold by Geron, its Affiliates and U.S. Sublicensees:

          (A) Annual Net Sales thresholds shall be reduced by * percent (*%) in the event that sales of Licensed Products are made by a Sublicensee in Europe; and

          (B) Annual Net Sales thresholds shall be reduced by * percent (*%) in the event that sales of Licensed Products are made by a Sublicensee in Japan.

          For example, (1) if sales of Licensed Products are made by a Sublicensee in Japan, but sales of Licensed Products are made by Geron or a Geron Affiliate in Europe, then the Annual Net Sales thresholds will be: ≤$*; >$* - ≤$*; and >$*; (2) if sales of Licensed Products are made by a Sublicensee in Europe, but sales of Licensed Products are made by Geron or a Geron Affiliate in Japan, then the Annual Net Sales thresholds will be: ≤$*; >$* - ≤$*: and >$*, and (3) if sales of Licensed Products are made by one or more Sublicensees in Japan and Europe, but sales of Licensed Products are made by Geron or a Geron Affiliate outside of Japan and Europe, then the Annual Net Sales thresholds will be: ≤$*; >$* - ≤$*: and >$*. For the avoidance of doubt, there shall be no reduction in Annual Net Sales thresholds in the event that sales of Licensed Products are made by a Sublicensee outside of Europe and Japan. Furthermore, in no event shall any reduction in Annual Net Sales thresholds made pursuant to this Section 3.3.2 exceed * percent (*%) of the Annual Net Sales thresholds that would otherwise be applicable pursuant to Section 3.3.1 to Net Sales of Licensed Products by Geron.

          3.3.3 Combination Products. In determining Net Sales of any Combination Products under this Agreement in any country, Net Sales shall first be calculated in accordance with the definition of “Net Sales”, and the resulting figure shall then be multiplied by the percentage value of the Licensed Product contained in the Combination Product, such percentage value being the quotient obtained by dividing the current market price of the Licensed Product by the sum of the separate current market price of the Licensed Product in such country and the other active pharmaceutical ingredients contained in the Combination Product in such country. The current market price of each active pharmaceutical ingredient and of the Licensed Product shall be for a comparable quantity sold in such country to that contained in the Combination Product and of the same class, purity and potency. When no current market price is available for any active pharmaceutical ingredients or for the Licensed Product in such country, the Parties shall agree in good faith upon a hypothetical market price with respect to the Combination Product, allocating the same proportions of costs, overhead and profit as are then allocated to all similar substances then being made and marketed by Geron and having an ascertainable market price in such country or upon such other basis as the Parties may agree; provided, however, that if the Parties are unable to agree upon such hypothetical market price, the Parties shall submit the matter promptly for resolution in accordance with Section 11.6.

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          3.3.4 Royalty Stacking. On a country-by-country basis, if, in any Calendar Year, Geron, any Geron Affiliate or any US Sublicensee with respect to sales in the U.S., or Geron or any Geron Affiliate with respect to sales in Europe, makes payment(s) to one or more Third Parties in order to obtain or maintain license rights necessary to develop, make, have made, use, offer to sell, sell, import and otherwise commercialize Licensed Products in a country, Geron, its Affiliates or such Sublicensees shall be entitled to deduct * percent (*%) of such payment(s) from royalty payments otherwise payable by Geron to AngioChem for sales in such country. Notwithstanding the foregoing, in no event shall such deduction exceed * (*%) of the royalties otherwise payable to AngioChem with respect to such country in such Calendar Year.

          3.3.5 Compulsory Licenses. If a Compulsory License for any country is granted to a Third Party other than a Sublicensee, then the royalty to be paid by Geron, its Affiliate or Sublicensee to AngioChem with respect to sales by such Third Party in such country shall be * percent (*%) of all amounts paid by the compulsory licensee to Geron, its Affiliate or Sublicensee, including without limitation, upfront payments, milestones, royalties and share of Sublicense Revenue, regardless of Annual Net Sales thresholds or Adjusted Cost of Goods/Average Sales Price Ratio.

     3.4 Milestone Payments and Royalties Applicable to Licensed Product Sales by Sublicensees.

          3.4.1 Sales by US Sublicensees in the United States. If Geron grants a sublicense to a Sublicensee to develop, make, have made, use, offer to sell, sell, import or otherwise commercialize Licensed Products in the United States (a “US Sublicensee”), milestone payments shall be due and payable by Geron as set forth in Section 3.2.1 upon achievement of such milestones by such US Sublicensee as if such milestones had been achieved by Geron, and royalties shall be due on Net Sales of Licensed Products by such US Sublicensee as set forth in Section 3.3.1 as if the sales of such Licensed Products had been made by Geron, including in the calculation of royalty rates based on the Preliminary Cost of Goods/Average Sales Price Ratio and Adjusted Cost of Goods/Average Sales Price Ratio with respect to sales in the United States by, and Preliminary Cost of Goods and Adjusted Cost of Cost of Goods with respect to sales in the United States of, the US Sublicensee, and the determination of the applicable Annual Net Sales threshold shall be based on Net Sales by Geron and its Affiliates and the Net Sales in the United States by the US Sublicensee.

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          3.4.2 Sales by Sublicensees in the Rest of World. If Geron grants a sublicense to a Sublicensee to develop, make, have made, use, offer to sell, sell, import or otherwise commercialize Licensed Products in any country in the Rest of World (each, a “Sublicensed Country”), Geron shall pay to AngioChem a share of any Sublicense Revenue received from such Sublicensee. The share of such Sublicense Revenue shall vary depending upon the stage of development of the Licensed Product that is sublicensed at the time that the sublicense is granted for such Sublicensed Country, as follows:

          (A) If the sublicense is granted by Geron for a Licensed Product prior to obtaining the first Marketing Authorization in the U.S. for such Licensed Product, Geron shall pay to AngioChem an amount equal to * percent (*%) of such Sublicense Revenue.

          (B) If the sublicense is granted by Geron for a Licensed Product after obtaining the first Marketing Authorization in the U.S. for such Licensed Product, Geron shall pay to AngioChem an amount equal to * percent (*%) of such Sublicense Revenue.

     3.5 Option to Buy-Out/Buy-Down the Agreement Economics; Fixed Royalty Option.

          3.5.1 Buy-Out/Buy-Down Option.

          (A) AngioChem hereby grants to Geron an option to negotiate terms of an agreement to eliminate or reduce the milestones, royalties and share of Sublicense Revenue payable by Geron to AngioChem pursuant to Sections 3.3 and 3.4 of this Agreement (the “Buy-Out/Buy-Down Option”). The Buy-Out/Buy-Down Option shall be exercisable by provision of written notice to AngioChem by Geron and the term of the Buy-Out/Buy-Down Option shall run from the Effective Date up to and including the date of *. Following exercise of the Buy-Out /Buy-Down Option, the Parties shall negotiate in good faith, for a period of * (*) days or such longer period as the Parties may agree (the “Negotiation Period”), an agreement to eliminate or reduce the milestones, royalties and share of Sublicense Revenues payable under this Agreement, or some combination thereof, in exchange for consideration from Geron (the “Buy-Out/Buy Down Consideration”). Any mutually acceptable modified economic terms for such Buy-Out/Buy-Down Option shall be set forth in a written amendment to this Agreement executed by the Parties. Failure of the Parties to agree on mutually acceptable modified economic terms in the Negotiation Period shall not be a breach of this Agreement. The Buy-Out/Buy-Down Option shall expire if the Parties do not reach agreement during the Negotiation Period and Geron shall have no further rights (and AngioChem shall have no further obligation) pursuant to this Section 3.5.

          (B) Commencing on the Effective Date and for a period of * (*) days thereafter, the Parties shall negotiate diligently and in good faith to establish mutually acceptable Buy-Out/Buy-Down Consideration that would be payable by Geron to AngioChem following exercise of the Buy-Out/Buy-Down Option. Each Party agrees to cooperate with reasonable requests made by the other Party to undertake such negotiations and agrees to exercise good faith efforts to conclude such negotiations with the establishment of mutually acceptable terms for the Buy-Out/Buy-Down Option. Failure of the Parties to establish mutually acceptable terms in such ninety day period shall not be a breach of this Agreement and shall not extinguish the Buy-Out/Buy-Down Option.

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          3.5.2 Fixed Royalty Option. In addition to the Buy-Out/Buy-Down Option set forth in Section 3.5.1, Geron shall have an option, for a period of * (*) days after the Effective Date, to elect to amend the terms and conditions of this Agreement with respect to the royalties due on sales by US Sublicensees to provide for payment by Geron to AngioChem of a fixed royalty of * percent (*%) on Net Sales of Licensed Products made by such US Sublicensees (the “Royalty Reduction Option”). In consideration of any such amendment, Geron shall make an additional cash payment to AngioChem in the amount of * dollars ($*) (the “Royalty Reduction Consideration). There will be no change in the milestones payable under 3.4.1. If Geron, in its sole discretion, elects to exercise the Royalty Reduction Option, it shall notify AngioChem in writing within * (*) days after the Effective Date, and the Parties shall promptly amend this Agreement in writing to reflect the foregoing terms. Upon execution of such amendment, the calculation of royalty rates based on the Preliminary Cost of Goods/Average Sales Price Ratio and Adjusted Cost of Goods/Average Sales Price Ratio will no longer include sales in the United States by, and Preliminary Cost of Goods and Adjusted Cost of Cost of Goods will no longer include sales in the United States of, the US Sublicensee. Payment by Geron of the Royalty Reduction Consideration shall be due within five (5) business days after execution of such amendment.

     3.6 Reports; Payment of Royalty. Following the First Commercial Sale of a Licensed Product, Geron shall furnish to AngioChem a written report for each Calendar Quarter showing (i) the Net Sales of all Licensed Products sold by Geron, (ii) Net Sales of Licensed Products by US Sublicensees, (iii) Sublicense Revenues received by Geron on account of sublicenses granted pursuant to this Agreement in any country in the Rest of World during the reporting period, (iv) payments received from compulsory licensees as set forth in Section 3.3.5 (if any), and (v) the royalties and/or share of Sublicense Revenue and payments from compulsory licensees (if any) payable under this Agreement. Such reports shall be due sixty (60) days following the close of each Calendar Quarter until expiration or termination of this Agreement. Royalties on Net Sales, share of Sublicense Revenue and payments from compulsory licensees received by Geron shall be due and payable on the date such royalty report is due. Geron shall keep complete and accurate records in sufficient detail to enable the royalties and other amounts payable hereunder to be determined.

     3.7 Audits.

          3.7.1 Upon the written request of AngioChem made not more than once in each Calendar Year, Geron shall permit an independent certified public accounting firm of nationally recognized standing selected by AngioChem and reasonably acceptable to Geron, at AngioChem’s expense, to have access during normal business hours to such of the records of Geron and its Affiliates as may be reasonably necessary to verify the accuracy of Geron’s royalty reports, including, without limitation, the calculation of share of Sublicense Revenue, payments from compulsory licensees (if any), Net Sales, Cost of Goods and Average Sales Price set forth therein. Any such audit shall be commenced within twenty-four (24) months after the end of the Calendar Year to which the royalty report to be audited pertains, and shall be completed by the delivery of a written report setting forth the audit findings within a reasonable time, but no more than one hundred and twenty (120) days after commencement of the audit unless the independent certified public accounting firm advises the Parties in writing that it is unable to complete the audit as a result of Geron’s failure to provide requested information which is in Geron’s possession or delays caused by Geron, and specifically identifies information which has not been made available, or provides examples of delay. The accounting firm shall disclose to AngioChem only whether the royalty reports, including the calculated Net Sales, the calculated Cost of Goods, calculated Average Sales Price and the calculation of share of Sublicense Revenue and payments from compulsory licensees, are correct or incorrect, and the amount of any discrepancy between the amount calculated by Geron and the amount calculated by the accounting firm based upon the audit. A copy of the accounting firm’s findings shall also be provided to Geron.

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          3.7.2 If the accounting firm identifies a discrepancy made during the applicable reporting period that has resulted in an underpayment or overpayment of royalties, share of Sublicense Revenue or payments from compulsory licensees, then unless the audit findings are disputed by a Party (in which case such dispute shall be submitted to arbitration pursuant to Section 11.6) (i) if Geron owes an additional payment to AngioChem, Geron shall pay the amount of the discrepancy to AngioChem within thirty (30) days of the date the accounting firm provides its findings, or as otherwise agreed upon by the Parties and (ii) if AngioChem owes a payment to Geron, Geron may credit the amount of the discrepancy against the next royalty payment(s) due to AngioChem. The fees charged by such accounting firm shall be paid by AngioChem; provided, however, that if such audit uncovers an underpayment of royalties, share of Sublicense Revenue or payments from compulsory licensees by Geron that exceeds * percent (*%) of the total amount owed, then the fees of such accounting firm shall be paid by Geron.

          3.7.3 Upon the expiration of twenty-four (24) months following the receipt by AngioChem of the royalty report for the fourth Calendar Quarter of each Calendar Year, unless an audit has been commenced, the calculation of Net Sales, the Cost of Goods, Average Sales Price, royalties, share of Sublicense Revenue and payments from compulsory licensees payable hereunder for such Calendar Year shall be binding and conclusive upon AngioChem, Geron, its Affiliates and Sublicensees, and Geron, its Affiliates and Sublicensees shall be released from any liability or accountability with respect to royalties for such year.

          3.7.4 AngioChem shall treat all financial information subject to review under this Section 3.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into a confidentiality agreement with AngioChem no less restrictive than the terms set forth in Section 7.1 hereof.

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     3.8 Payment Exchange Rate. All payments to be made by Geron to AngioChem under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in Canada as may be designated in writing by AngioChem from time to time. In the case of sales of Licensed Products outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due AngioChem shall be made at the monthly rate of exchange utilized by Geron in its accounting system, prevailing on the last business day of the month preceding the month in which such sales are recorded by Geron.

     3.9 Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 3, Geron shall make such withholding payments as may be required and shall subtract such withholding payments from the payments due to AngioChem set forth in this Article 3. Geron shall deliver to AngioChem a proof of payment within a reasonable period of time after making such withholding payment. Geron shall promptly provide AngioChem with the official receipts received by Geron of any such withholding payment. Geron shall, at AngioChem’s expense, provide AngioChem reasonable assistance in order to allow AngioChem to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

     3.10 Overdue Royalties and Milestones. All royalty payments not made within the time period set forth in Section 3.5 or milestone payments not made within the time period set forth in Section 3.2.2, including underpayments discovered during an audit, shall bear interest at a rate of * percent (*%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Laws. Any such overdue royalty or milestone payment shall, when made, be accompanied by, and credited first to, all interest so accrued. Payment by Geron of any such overdue royalty or milestone payment, plus interest as set forth herein, shall fully and finally extinguish any claims which are or might have been made by AngioChem as a result of such overdue royalty or milestone payment.

4. CLINICAL DEVELOPMENT; COSTS; GOVERNANCE AND DILIGENCE

     4.1 Clinical Development Plan. Geron’s initial Clinical Development Plan is attached hereto as Schedule 1.12. The Parties acknowledge and agree that such Clinical Development Plan is subject to modification based on factors which include, but are not limited to, actions by Regulatory Authorities, changes in Applicable Laws, guidance from key opinion leaders, availability of skilled personnel and other resources, unanticipated scientific or technical challenges, decisions by the United States Patent and Trademark Office and other patenting agencies worldwide regarding Licensed Intellectual Property, and availability of services by vendors and other Third Parties which may be necessary to further the Clinical Development Plan.

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     4.2 Joint Development Committee.

          4.2.1 Establishment of the Joint Development Committee. Promptly after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) to oversee clinical development of ANG1005. Unless otherwise agreed between the Parties, the JDC shall remain in effect from the Effective Date of this Agreement up to and including the First Commercial Sale of a Licensed Product containing ANG1005 and as long thereafter as any activities are being conducted under the Clinical Development Plan or a subsequent clinical development plan for a Further Licensed Product or any earlier termination of this Agreement.

          4.2.2 Tasks of the Joint Development Committee. The principal purpose of the JDC shall be to provide a forum for open communication between the Parties with respect to the clinical development of Licensed Products containing ANG1005, and for AngioChem to act in an advisory and consultative capacity with respect to the Clinical Development Plan. The JDC shall make recommendations regarding the overall strategy for the Clinical Development Plan. Geron shall inform the JDC of proposed material amendments to the Clinical Development Plan, in order to permit the JDC to provide advice, guidance, direction and other recommendations with respect to the Clinical Development Plan. Subject to the express rights of the Parties as set forth herein, the functions of the JDC shall include:

          (A) Acting as liaison between the Parties to ensure open and regular communication channels, and more particularly to ensure that the Parties are informed of, and have a forum to discuss, the ongoing progress of the Clinical Development Plan;

          (B) Reviewing and recommending (or declining to recommend) proposed material amendments to the Clinical Development Plan;

          (C) Reviewing, consulting on and providing input with respect to activities related to the manufacturing of Licensed Products containing ANG1005 and the selection of manufacturer(s) of such Licensed Products, provided final control of such activities shall remain with Geron, and that such consultation and input shall not in any way delay any negotiation or completion of manufacturing arrangements that Geron may wish to establish with respect to Licensed Products;

          (D) Reviewing, discussing and evaluating data, results and information concerning the AngioChem Technology, including any Angiopep, that might reasonably be useful to Geron for the research, development and/or commercialization of a Licensed Product under this Agreement; provided, however, that AngioChem shall not be required to disclose any patentable AngioChem Technology (including without limitation any Angiopep) until AngioChem has filed a patent application with respect thereto; and

          (E) Performing such other activities and discharging such other responsibilities as may be assigned to the JDC by the Parties pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

For the avoidance of doubt, the JDC will not have any power to amend this Agreement.

          4.2.3 Composition of the Joint Development Committee. The JDC shall be comprised of three (3) representatives of AngioChem and three (3) representatives of Geron. Each Party may change its representatives to the JDC from time to time, in its sole discretion, effective immediately upon prior written notice to the other Party of such change. JDC representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with ANG1005 and other Licensed Products containing ANG1005 to participate meaningfully in decisions made by JDC. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings, subject to such representative’s or consultant’s written agreement to comply with the confidentiality obligations set forth in Section 7.1. The JDC shall be chaired by a representative of Geron. The JDC shall strive to reach unanimous agreement on any decisions to come before it, but in the event that the JDC cannot or does not, after good faith efforts, reach unanimous agreement, the resolution and/or course of conduct shall be determined by Geron, in its sole discretion; provided, however, that Geron’s right to resolve a decision if the JDC does not reach a unanimous approval shall not apply to any dispute that relates to whether or not a milestone event has been achieved, which shall be submitted to dispute resolution in accordance with Section 11.6. Each Party shall bear its own expenses related to the attendance of JDC meetings by its representatives.

          4.2.4 Joint Development Committee Meetings. The JDC will meet once every Calendar Quarter unless otherwise agreed in writing by the Parties. Meetings may be held in person or by means of telecommunication (telephone, video, or web conferences); provided, however, that the Parties will strive to hold at least one (1) meeting per year in person. The JDC may meet more frequently by agreement of the Parties. Each Party shall ensure that its representatives to the JDC are reasonably available to attend and participate in regularly scheduled JDC meetings, as well as any ad hoc JDC meetings that a Party may request. Geron will be responsible for organizing the meetings of the JDC and for distributing the agenda of the meetings, unless otherwise agreed. Geron will include on the agenda any item within the scope of the responsibility of the JDC that is requested to be included by any member of the JDC, and will distribute the agenda and any accompanying information and materials to be presented at the meeting to the JDC sufficiently in advance of the meeting to permit meaningful review. A representative of Geron will prepare the meeting minutes promptly after each meeting, and will send such minutes and any materials presented at the meeting that were not distributed in advance of the meeting to all members of the JDC for review and approval. Minutes will be deemed approved unless any member of the JDC objects to the accuracy of such minutes by providing written notice to the other members of the JDC within fourteen (14) business days after receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved objection.

     4.3 Development of Further Licensed Products.

          4.3.1 Joint Research Committee. If requested by Geron or, if Geron requests and AngioChem agrees to perform research or preclinical development activities pursuant to subclause (b) of Section 4.3.2, by AngioChem, the Parties shall promptly establish a Joint Research Committee (the “JRC”) to oversee the research and non-clinical development of Licensed Products other than Licensed Products containing ANG1005. The decision to establish a JRC shall be at Geron’s sole discretion. The composition of a JRC, if Geron requests that a JRC be established, shall be determined by mutual agreement of the Parties, but it is anticipated that the JRC shall be comprised of three (3) representatives of AngioChem and three (3) representatives of Geron. The JRC shall be chaired by a representative of Geron, and shall operate similarly to the JDC, provided that the Parties shall mutually agree upon the specific tasks and scope of responsibility of the JRC at such time as the JRC may be established. The JRC shall strive to reach unanimous agreement on any decisions to come before it, but in the event that the JRC cannot or does not, after good faith efforts, reach unanimous agreement, the resolution and/or course of conduct shall be determined by Geron, in its sole discretion. Each Party shall bear its own expenses related to the attendance of JRC meetings by its representatives.

          4.3.2 Additional Research. In the event that Geron, its Affiliates and Sublicensees cease the development or commercialization of all Licensed Products containing ANG1005, and Geron, its Affiliates or Sublicensees elect to develop a License Product other than a Licensed Product containing ANG1005 (a “Further Licensed Product”), Geron shall provide written notice to AngioChem and prepare and present to AngioChem a research plan for such Further Licensed Product and any proposed material amendments to such research plan. If Geron ceases the development or commercialization of such Further Licensed Product, Geron may repeat this procedure for another Further Licensed Product, and as many Further Licensed Products as Geron elects. Each such research plan, as initially prepared by Geron, and as amended from time to time, shall (a) set forth the research and development objectives, including pre-clinical studies, anticipated clinical trials, anticipated regulatory filings and other activities and timelines with reasonable specificity, and (b) if Geron wishes AngioChem to conduct any research or pre-clinical development activities, set forth which activities are proposed by Geron to be undertaken by AngioChem and the approximate number of AngioChem personnel estimated by Geron to be required to perform such activities, provided that AngioChem shall not be required to undertake any activity unless AngioChem agrees in writing to undertake such activity. If Geron requests that AngioChem perform any such activities with respect to any Further Licensed Product, AngioChem shall promptly inform Geron if it is willing perform such activities, and if so the Parties shall negotiate in good faith to establish the terms and conditions of such performance, including any budget with respect thereto. Geron shall keep AngioChem and the JRC, if a JRC has been established, apprised with updates to the research plan for each Further Licensed Product, which shall be prepared by Geron and provided to AngioChem and the JRC, if a JRC has been established, for review. For avoidance of doubt, the course of conduct with respect to any plan regarding research and development of Further Licensed Products shall be determined by Geron, in its sole discretion. Geron shall be responsible for all funding of such research and development, including research and development conducted by AngioChem pursuant to terms and conditions agreed by the Parties.

     4.4 Costs and Expenses. All costs and expenses incurred by Geron in the exercise of the rights granted under this Agreement, including, without limitation, the performance of the Clinical Development Plan, costs incurred in research and development of Further Licensed Products and costs incurred by Geron in connection with the operation of the JRC and the JDC, shall be borne solely by Geron unless otherwise agreed in writing by the Parties.

     4.5 Diligence.

          4.5.1 Geron shall use Commercially Reasonable Efforts to perform the activities set forth in the Clinical Development Plan with respect to a Licensed Product containing ANG1005. Geron shall have an obligation to use Commercially Reasonable Efforts to develop and commercialize only one Licensed Product, and for so long as Geron is using Commercially Reasonable Efforts to develop and commercialize a Licensed Product containing ANG1005, this diligence obligation shall be satisfied. If, despite the exercise of Commercially Reasonable Efforts to perform the activities set forth in the Clinical Development Plan, Geron, its Affiliates and Sublicensees cease the development or commercialization of a Licensed Product containing ANG1005 (as demonstrated by (a) written notice by Geron to AngioChem that it has ceased such development, or (b) the cessation, by Geron, its Affiliates and Sublicensees of the allocation of funds, personnel or other resources to the continued development or commercialization of a Licensed Product containing ANG1005 in accordance with the Clinical Development Plan for a period of two (2) consecutive Calendar Quarters), then Geron shall use Commercially Reasonable Efforts to develop and commercialize a Further Licensed Product, including the provision of a research plan to AngioChem as specified in Section 4.3.2 within thirty (30) days after delivery of notice by Geron under subclause (a) of this Section, or the end of two (2) consecutive Calendar Quarters of inactivity as described in subclause (b) of this Section. The obligations of Geron with respect to any Licensed Product under this Section 4.5 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Licensed Product, and the obligation of Geron to develop or market any such Licensed Product shall be delayed or suspended so long as any such condition or event exists. If such an adverse condition or event arises, Geron shall promptly inform AngioChem upon becoming aware of such adverse condition or event, and the Parties shall make reasonable efforts to promptly (and in any event within twenty (20) business days) convene a JDC meeting. At such JDC meeting, Geron shall provide the JDC with the details of such adverse condition or event and a description of actions planned by Geron in good faith to resolve the cause of such delay or suspension.

          4.5.2 In the event that (i) Geron, its Affiliates and Sublicensees cease the development or commercialization of a Licensed Product containing ANG1005 (as demonstrated by (a) written notice by Geron to AngioChem that it has ceased such development, or (b) the cessation, by Geron, its Affiliates and Sublicensees of the allocation of funds, personnel or other resources to the continued development or commercialization of a Licensed Product containing ANG1005 in accordance with the Clinical Development Plan for a period of two (2) consecutive Calendar Quarters), and (ii) either (x) Geron fails to deliver a research plan as specified in Section 4.3.2 for a Further Licensed Product within thirty (30) days after such notice or cessation; or (y) Geron delivers such plan, but Geron, its Affiliates and Sublicensees cease the development or commercialization of a Further Licensed Product (as demonstrated by (a) written notice by Geron to AngioChem that it has ceased such development, or (b) the cessation, by Geron, its Affiliates and Sublicensees of the allocation of funds, personnel or other resources to the continued development or commercialization of such Further Licensed Product in accordance with such research plan for a period of two (2) consecutive Calendar Quarters), and does not deliver a research plan as specified in Section 4.3.2 for another Further Licensed Product within thirty (30) days after such notice or cessation, then AngioChem may terminate this Agreement on written notice to Geron, and subject to Section 10.2.2, Section 4.5.3 shall apply.

          4.5.3 (i) If, despite its exercise of Commercially Reasonable Efforts to develop a Licensed Product as set forth in Section 4.5.1, Geron elects to terminate this Agreement pursuant to Section 10.3 and Geron is not in material breach of this Agreement, or (ii) if AngioChem elects to terminate this Agreement as set forth in Section 4.5.2 and provided that AngioChem is not in material breach of this Agreement (provided that any dispute as to whether either Party is or is not in material breach of this Agreement shall be subject to arbitration under Section 12.6), the licenses granted by Geron in Section 2.4 shall survive, and Geron shall, upon request by AngioChem made within one hundred eighty (180) days after the Section 4.5.3 End Date (as defined below), and subject to (a) the terms and conditions of this Agreement, (b) sublicenses granted to any Sublicensees whose sublicense survives termination in accordance with Section 10.4.4, and (c) any other non-exclusive license or option rights granted by Geron as of the effective date of termination, (x) grant to AngioChem an exclusive, worldwide license to develop and commercialize Licensed Products in the Field, including the right to grant sublicenses, under all Patent Rights that claim a Licensed Product (or any component thereof) and Know-How Controlled by Geron (including, without limitation, Geron’s interest in Joint Intellectual Property) necessary or actually used by Geron at the time of termination for the research, development and/or commercialization of Licensed Products (or any component thereof) as single agents, in the Field, (y) shall promptly transfer to AngioChem data, regulatory filings and technology as set forth in Section 10.4.2, and (z) comply with the provisions of Section 10.3 with respect to human clinical trials. In consideration of the foregoing grant of license and transfer of data, regulatory filings and technology by Geron to AngioChem, Geron shall be entitled to receive royalties in the amount of * percent (*%) of Net Sales of Licensed Products by AngioChem, its Affiliates and any sublicensees of AngioChem or its Affiliates greater than * dollars (U.S.$*) in any Calendar Year, until such time as Geron has received an amount (the “Reimbursement Amount”) determined by the following formula: *

     Within sixty (60) days following the Section 45.3 End Date, Geron will advise AngioChem of Geron’s calculation of the Reimbursement Amount, together with reasonable supporting details. If AngioChem disputes such calculation, the matter will be resolved pursuant to Section 11.6. Notwithstanding the foregoing, if, prior to termination under this Section 4.5.3, the Parties have executed a written amendment to this Agreement setting forth mutually acceptable economic terms payable under this Agreement after exercise by Geron of the Buy-Out/Buy-Down Option pursuant to Section 3.5.1, then no payment shall be due by AngioChem to Geron for the grant of the license and transfer of data, regulatory filings and technology under this Section 4.5.3, including, without limitation, payment of the Reimbursement Amount.

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     4.6 Reports. Geron shall keep AngioChem regularly informed of the progress of its efforts to develop Licensed Products in the Field in the Territory. Without limiting the generality of the foregoing, Geron shall, annually within ninety (90) days after the anniversary of the Effective Date, provide AngioChem with a written report setting forth in reasonable detail the status of all preclinical studies and activities (including toxicology and pharmacokinetic studies), clinical trials, Manufacturing, Geron’s, its Affiliates’ and the Sublicensees’ plans to launch the Licensed Products, and other activities conducted under the Clinical Development Plan, together with a summary of all data and results generated in each such activity.

5. TRANSFER OF DATA, REGULATORY FILINGS AND DOCUMENTATION

     5.1 Transfers of Data, Etc. Promptly upon written request by Geron, AngioChem shall transfer, and, where appropriate, assign in writing to Geron, and cease its use, except for research related to Angiopeps which are not conjugated to a Tubulin Disassembly Inhibitor or as expressly permitted by this Agreement, of:

          (A) All data, reports and information relating to Licensed Products, including, without limitation, data, reports and information relating to research, non-clinical and clinical activities undertaken with respect to Licensed Products;

          (B) All AngioChem regulatory filings, applications and approvals relating to Licensed Products with any Regulatory Authority in the Territory, including, without limitation, any Drug Master File(s), IND’s, and NDA’s, together with all correspondence with any such Regulatory Authority;

          (C) All contracts with Third Parties (other than Sublicensees) relating to Licensed Products (with the exception of any licenses or other intellectual property contracts), including, without limitation, contracts with manufacturers, contract research organizations, and consultants, to the extent permissible under the terms of such agreements. If assignment of any such contract requires the prior approval of the applicable Third Party, AngioChem will promptly seek and use Commercially Reasonable Efforts to obtain such approval;

          (D) All clinical and commercial supplies of Licensed Products in AngioChem’s possession or control;

          (E) Documentation relating to the manufacturing process for Licensed Products;

          (F) AngioChem’s entire right, title and interest in and to any trademarks, trade dress, logos, slogans, designs and copyrights, in each case relating solely to such Licensed Products, including any registrations for the foregoing, but excluding any of the foregoing that include AngioChem’s name or logo.

     5.2 Assistance. For a period of six (6) months after the Effective Date, AngioChem shall make its personnel reasonably available, including by telephone, e-mail and through face-to-face meetings (which face-to-face meetings shall be conducted at Geron’s reasonable request and expense), to facilitate the transfer of AngioChem’s ANG1005 program to Geron. For a period of four (4) months after the Effective Date, Geron shall compensate AngioChem for all time of * at the rate of US$* per week. Thereafter, for an additional period of up to two (2) months, Geron shall compensate AngioChem for time spent by * providing assistance requested by Geron hereunder at the rate of US$* per day. AngioChem will provide services of AngioChem technical or scientific personnel other than * as requested by Geron for up to a total of sixty (60) person days at no charge. After such person days are exhausted, Geron will compensate AngioChem for additional time of other AngioChem technical or scientific personnel at the rate of US$* per half day. AngioChem will submit invoices, or summaries of time spent (when services are provided at no charge), for services provided by AngioChem personnel hereunder to Geron on a monthly basis, and each such invoice or summary shall set forth, for each individual (other than, for a period of four (4) months after the Effective Date, for *), on a bullet point but descriptive basis, a summary of activities performed in response to Geron’s requests hereunder and the number of hours (or days, in the case of *) spent performing each such activity. Invoices will be payable by Geron within thirty (30) days after receipt thereof.

6. INTELLECTUAL PROPERTY LICENSING, MANAGEMENT AND ENFORCEMENT

     6.1 Management of Licensed Patents.

          6.1.1 Technology Patents. AngioChem shall be and remain responsible for filing, prosecution and maintenance of the Technology Patents and all costs associated therewith and shall use Commercially Reasonable Efforts to maintain its portfolio of Technology Patents. Notwithstanding the foregoing, if AngioChem elects not to prosecute or maintain a Technology Patent that has been filed, it will promptly inform Geron in writing, and Geron will have the right, but not the obligation, to require AngioChem to continue to prosecute or maintain such Technology Patent, in any country or countries, at Geron’s sole cost and expense. In that case, at Geron’s request and expense, AngioChem shall prosecute and maintain such Technology Patents, using counsel of AngioChem’s choice, and giving full and fair consideration, in good faith, to input from Geron as to prosecution and maintenance activities, in any and all countries requested by Geron.

          6.1.2 Product Patents. Commencing on the Effective Date, Geron shall have the first right but not the obligation, to assume responsibility for filing, prosecution and maintenance of the Product Patents in the name of AngioChem and all costs associated therewith. To enable Geron to perform such function, AngioChem, within sixty (60) days after the Effective Date, shall provide to Geron all records Controlled by AngioChem related to the filing, prosecution and maintenance of the Product Patents, shall execute and file with the appropriate patenting agencies such powers of attorney and other instruments which may be deemed necessary by Geron to enable Geron to file, prosecute and maintain the Product Patents, and shall take such other actions as may reasonably be requested by Geron to enable Geron to perform this function. Notwithstanding the foregoing, if Geron elects not to file, prosecute or maintain a Product Patent, it will promptly inform AngioChem in writing, and AngioChem will have the right, but not the obligation, to file, prosecute or maintain such Product Patent, in any country or countries, at its sole cost and expense, using counsel of Geron’s choice.. In that case, at AngioChem’s request and expense, Geron shall assist in filing, prosecuting and maintaining such Product Patents in any and all countries by executing such applications, specifications, oaths, and all other instruments which AngioChem shall deem necessary in order to apply for and obtain such rights. The Parties shall agree on a plan to file specific divisional, continuation or new patent applications based on Technology Patents, which divisional, continuation or new patent applications will be Product Patents as defined in Section 1.48, and shall cooperate to effectuate the filings in accordance with such plan.

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          6.1.3 Interference, Opposition, Reexamination and Reissue Proceedings Involving Technology Patents and/or Product Patents.

               6.1.3.1 Each Party shall, within ten (10) days of learning of any interference, opposition, reissue or reexamination relating to a Technology Patent or Product Patent, inform the other Party of such proceeding. The right to control any such proceeding with respect to any Technology Patent or Product Patent, and the cost and expense thereof, shall be as specified with respect to patent filing, prosecution and maintenance of Technology Patents or Product Patents in Sections 6.1.1 and 6.1.2, respectively.

               6.1.3.2 Neither Party shall initiate any reexamination, interference or reissue proceeding relating to any Technology Patent or Product Patent without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

               6.1.3.3 In connection with any interference, opposition, reissue, or reexamination proceeding relating to any Technology Patent or Product Patent, Geron and AngioChem will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by Applicable Law, consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Neither Party shall settle any such interference, opposition, reissue, or reexamination proceeding initiated by it without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

     6.2 Enforcement of Licensed Patents and Licensed Know-How.

          6.2.1 Notices. Each Party shall provide the other with notice of any infringement or declaratory judgment action with respect to Licensed Patents or misappropriation or misuse of Licensed Know-How that may come to its attention. Upon receipt of any such notice, Geron and AngioChem shall thereafter consult and cooperate fully to determine a course of action, including, but not limited to, the commencement of legal action to terminate such infringement or misappropriation.

          6.2.2 Product Patents. As between Geron and AngioChem, Geron shall have the first right to assert the Product Patents, at its own sole cost and expense, using counsel of its choice, to abate infringement within the Field, and to control the defense of any declaratory judgment action relating to Product Patents. Geron shall keep AngioChem informed of developments in any such action or proceeding, including consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto. AngioChem shall cooperate fully in any such action, including, without limitation, being named as a party plaintiff as necessary, and will provide any information or assistance that Geron may reasonably request. In any such action, Geron shall not knowingly take any position adverse to the issuance or maintenance of any Technology Patent. Geron shall have the right to use counsel of its own choice in any such action, and shall bring the action at its own sole cost and expense. Any recovery from any such action shall (a) first be applied to Geron’s costs and expenses, and (b) then to AngioChem’s costs and expenses, and (c) any surplus shall then be treated as Net Sales, and shall be subject to a royalty obligation of * percent (*%).

          6.2.3 Technology Patents.

               6.2.3.1 As between Geron and AngioChem, AngioChem shall have the first right to assert the Technology Patents, at its own sole cost and expense, using counsel of its choice, to abate infringement within the Field, and to control the defense of any declaratory judgment action relating to the Technology Patents. Within thirty (30) days after receipt of a written request by Geron for AngioChem to assert the Technology Patents, AngioChem shall inform Geron in writing if it elects to exercise its first right to assert the Technology Patents hereunder. If AngioChem elects to exercise its first right, AngioChem shall keep Geron informed of developments in any such action or proceeding, including consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Geron shall cooperate fully in such action, including, without limitation, being named as a party plaintiff as necessary, and will provide any information or assistance that AngioChem may reasonably request. In any such action, neither Geron nor AngioChem shall knowingly take any position adverse to the issuance or maintenance of any Product Patent. Any recovery from actions brought by AngioChem hereunder shall (a) first be applied to AngioChem’s costs and expenses in bringing the action, and (b) then to Geron’s costs and expenses in connection with such action, and (c) any surplus shall then be shared equally by AngioChem and Geron.

               6.2.3.2 If AngioChem notifies Geron in writing that it declines to exercise its first right to assert the Technology Patents to abate infringement within the Field, or fails to notify Geron of its intent to exercise its first right within thirty (30) days after receipt of a written request by Geron to do so, Geron shall be entitled to bring such action if the alleged infringement involves the development or marketing of a product which is being developed or marketed for the treatment of a cancer type for which Geron is developing or marketing a Licensed Product, or which could reasonably be used off-label for such cancer type. In any such action AngioChem shall cooperate fully, including, without limitation, being named as a party plaintiff as necessary, and will provide any information or assistance that Geron may reasonably request. Geron shall have the right to use counsel of its own choice in any such action, and shall bring the action at its own sole cost and expense. Any recovery from actions brought by Geron hereunder shall (a) first be applied to Geron’s costs and expenses in bringing the action, and (b) then to AngioChem’s costs and expenses in connection with such action, and (c) any surplus shall then be treated as Net Sales, and shall subject to a royalty obligation of * percent (*%).

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               6.2.3.3 Notwithstanding anything to the contrary in this Section 6.2.3, with respect to infringement of Technology Patents by a product which would, under this Agreement, constitute a Licensed Product for use in the Field then, where such product is a product proposed to be marketed by a Third Party and in respect of which Geron or AngioChem has received a paragraph (iv) certification under CFR 314.94(a)(12)(i)(A)(4) or its successor provisions, or equivalents in any country, AngioChem’s right to initiate and prosecute an appropriate legal action shall be a first right. Within five (5) days of receipt of such certification, AngioChem shall provide Geron with a copy of such certification and within ten (10) days of receipt of such certification shall notify Geron if it elects not to exercise such first right and Geron shall thereafter have the right to initiate and prosecute such action. In any such action AngioChem shall cooperate fully, including, without limitation, being named as a party plaintiff as necessary, and will provide any information or assistance that Geron may reasonably request. Geron shall have the right to use counsel of its own choice in any such action, and shall bring the action at its own sole cost and expense. Any recovery from actions brought by Geron hereunder shall (a) first be applied to Geron’s costs and expenses in bringing the action, and (b) then to AngioChem’s costs and expenses in connection with such action, and (c) any surplus shall then be treated as Net Sales, and shall subject to a royalty obligation of * percent (*%).

          6.2.4 Additional Obligations. In any action to enforce the Licensed Patents, the responsible Party shall keep the other Party informed of developments in any such action or proceeding, including consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto, and shall give good faith consideration to any suggestions of the other Party. Neither Party shall enter into any settlement or compromise of any action or proceeding involving the Licensed Patents that admits the invalidity, unenforceability or non-infringement of any Licensed Patent or any claim therein without the other Party’s approval, which approval shall not be unreasonably delayed, withheld or conditioned.

     6.3 Patent Term Extension. Geron shall be entitled to apply for any and all available extensions of patent term or supplemental patent certificates that may be available to extend market exclusivity for Licensed Products, and AngioChem shall promptly comply with and cooperate with any written request by Geron to seek any of the foregoing with respect to the Technology Patents. Notwithstanding the foregoing, commencing on the date of issuance of the first Product Patent, if any, on a country-by-country basis within the Territory, and for so long as such Product Patent remains in force, Geron shall have no right to apply for, or to request that AngioChem apply for, any patent term extensions or supplemental patent certificates with respect to the Technology Patents in the country where such Product Patent is issued.

     6.4 Joint Intellectual Property.

          6.4.1 Notices. Each Party shall promptly provide written notice to the other Party of any Joint Intellectual Property which such Party believes to be patentable, together with the Party’s determination of inventorship for such Joint Intellectual Property. In the event of a dispute as to inventorship, the matter will be resolved in accordance with Section 11.6.

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AngioChem and Geron shall jointly own all Joint Intellectual Property. Notwithstanding anything to the contrary contained herein or under Applicable Law, except to the extent set forth herein (including without limitation, the grant of licenses by the Parties), the Parties agree that either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Intellectual Property for any purpose without restriction and without any obligation to provide any compensation or accounting to the other Party, except that AngioChem may not conduct activities in the discovery, development, manufacture, use, sale or importation of a Licensed Product for use in the Field, without the prior written consent of Geron, and Geron may not conduct activities in the discovery, development, manufacture, use, sale or importation of products employing the Technology for use outside the Field, without the prior written consent of AngioChem.

          6.4.2 Filing, Prosecution and Maintenance of Joint Intellectual Property. The Parties shall determine which Party shall be responsible, at its own expense, for filing, prosecution and maintenance of a Patent Right covering Joint Intellectual Property on behalf of the Parties and in the Parties’ names, based on whether such Patent Right is a Technology Patent (in which case it shall be AngioChem) or a Product Patent (in which case it shall be Geron). If a Party elects not to file or maintain a patent or patent application with respect to any Joint Intellectual Property, such Party will inform the other Party in writing, and the other Party will have the right, but not the obligation, to apply for patent registration with respect to such Joint Intellectual Property, in any country or countries, at its sole cost and expense, on behalf of the Parties and in the Parties names.

          6.4.3 Interference, Opposition, Reexamination and Reissue Proceedings Involving Joint Intellectual Property.

               6.4.3.1 Each Party shall, within ten (10) days of learning of any interference, opposition, reissue or reexamination relating to Joint Intellectual Property, inform the other Party of such proceeding.

               6.4.3.2 Neither Party shall initiate any interference, opposition, reexamination, or reissue proceeding relating to a Patent Right covering Joint Intellectual Property without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall determine which Party shall control any interference, opposition, reexamination, or reissue proceeding relating to a Patent Right covering Joint Intellectual Property, based on whether such Patent Right is a Technology Patent (in which case it shall be AngioChem) or a Product Patent (in which case it shall be Geron) and the expense of any interference, opposition, reexamination, or reissue proceeding relating to Joint Intellectual Property shall be borne by the Party controlling such interference, opposition, reexamination or reissue proceeding. If a Party elects not to initiate or control any reexamination, interference or reissue proceeding relating to any Patent Right covering Joint Intellectual Property, such Party will inform the other Party in writing, and the other Party will have the right, but not the obligation, to initiate or control such proceedings with respect to such Joint Intellectual Property, in any country or countries, at its sole cost and expense, on behalf of the Parties and in the Parties’ names.

          6.4.4 Enforcement and Defense of Joint Intellectual Property. Each Party shall give the other notice of either (i) any infringement, misappropriation or misuse of Joint Intellectual Property or (ii) any declaratory judgment action relating to Joint Intellectual Property that may come to its attention. Geron shall have the sole right to assert the Joint Intellectual Property, at its own sole cost and expense, using counsel of its choice, to abate infringement within the Field. AngioChem shall have the sole right to assert the Joint Intellectual Property, at its own sole cost and expense, using counsel of its choice, to abate infringement involving use of the Technology outside the Field. The parties shall mutually agree as to control of enforcement actions relating to infringement of Joint Intellectual Property other than infringement within the Field and infringement not involving the Technology which shall be controlled by Geron, as set forth in the previous sentence. In connection with any action under this Section 6.4.4, AngioChem and Geron will cooperate fully, including being named as a party plaintiff as necessary, and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Each Party shall consider in good faith any suggestions made by the other Party. Each Party shall have the right to be represented by counsel of its own choice. Any recovery obtained by either or both AngioChem and Geron in connection with or as a result of any action contemplated by this Section 6.4.4, whether by settlement or otherwise, shall be shared in order as follows:

          (A) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

          (B) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

          (C) (i) if the alleged infringement is within the Field the amount of any recovery remaining shall then be treated as Net Sales, and shall be subject to a royalty obligation of * percent (*%), or (ii) if the alleged infringement is outside the Field, the amount of any recovery remaining shall then be retained by AngioChem.

     6.5 Infringement Claims. If the exercise by either Party of the license rights granted pursuant to Article 2 hereof results in any claim, suit or proceeding lodged by a Third Party alleging intellectual property infringement against a Party (or their respective Affiliates, subcontractors, consultants, licensees or Sublicensees), such Party shall promptly notify the other Party hereto in writing. The Party against whom suit is brought shall be the controlling Party, provided that (a) if both Parties are sued, Geron shall be the controlling Party; and (b) in no event shall the controlling Party enter into any settlement or make any admission which admits or concedes that any Licensed Product infringes any intellectual property of a Third Party or imposes any financial or other obligation on the other Party without the prior written consent of the other Party. The controlling Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding and the other Party may, at its sole cost and expense, participate in the suit with counsel of its choice and shall cooperate fully with reasonable requests made by the controlling Party with respect to such claim, suit or proceeding.

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     6.6 Diligence and Cooperation. In each case under this Article 6:

          6.6.1 the responsible Party shall use diligent efforts to obtain the strongest available claims in any patent application it is prosecuting or in any interference, opposition, reissue, or reexamination proceeding it is controlling; provided that Geron shall not take any position in any prosecution or interference, opposition, reissue, or reexamination proceeding that would be adverse to the issuance or maintenance of any Technology Patent and AngioChem shall not take any position in any prosecution or interference, opposition, reissue, or reexamination proceeding that would be adverse to the issuance or maintenance of any Product Patent;

          6.6.2 In connection with any interference, opposition, reissue, or reexamination proceeding relating to Joint Intellectual Property, Geron and AngioChem will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

          6.6.3 Each Party shall provide the other Party with written updates, on a quarterly basis or at such other frequency as the Parties may agree in writing, on the status of filing, prosecution and maintenance of the Technology Patents or Product Patents or Patent Rights within Joint Intellectual Property, as applicable, and the Parties shall make Commercially Reasonable Efforts to meet twice per Calendar Year, or at such other frequency as the Parties may agree in writing, to discuss intellectual property strategy with respect to the Technology Patents or Product Patents or Patent Rights within Joint Intellectual Property, as applicable;

          6.6.4 Each Party shall provide the other Party with an opportunity to comment on proposed submissions to the United States Patent and Trademark Office and patent offices worldwide with respect to Technology Patents and Product Patents or Patent Rights within Joint Intellectual Property; provided that, if such other Party has not provided comments within thirty (30) days after receipt of such a proposed submission, the Party responsible for such proposed submission may submit the submission without review by the other Party;

          6.6.5 At the request and expense of the Party seeking to obtain patent protection with respect to Technology Patents or Product Patents or Patent Rights within Joint Intellectual Property, the other Party shall assist in securing patent rights in such Technology Patents or Product Patents or Patent Rights within Joint Intellectual Property in any and all countries by executing such applications, specifications, oaths, and all other instruments which the prosecuting Party shall deem necessary in order to apply for and obtain such rights, provided that Geron shall not be required take any position adverse to the issuance or maintenance of any Product Patent and AngioChem shall not be required take any position adverse to the issuance or maintenance of any Technology Patent.

     6.7 Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices and Applicable Law, Geron shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products with the number of each issued patent that is a Licensed Patent Right or a Joint Patent Right that applies to such Licensed Product.

7. CONFIDENTIALITY AND PUBLICATION

     7.1 Confidentiality.

          7.1.1 Nondisclosure Obligations. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and for a period of ten (10) years thereafter, a Party and its Affiliates (the “Receiving Party”) receiving or possessing Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) shall (i) not disclose such Confidential Information of the other Party to any Third Party other than a Sublicensee without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement.

          7.1.2 Exceptions. The obligations in Section 7.1.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

          (A) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

          (B) was known to the Receiving Party, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

          (C) is subsequently disclosed to the Receiving Party by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

          (D) is published by a Third Party other than a Sublicensee or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, in each case without breach of an obligation of confidentiality under this Agreement by the Receiving Party; or

          (E) has been independently developed by employees or contractors of the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party, as evidenced by contemporaneous written records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

          7.1.3 Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

          (A) by either Party in order to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

          (B) by either Party, in connection with prosecuting or defending litigation, documentation required by a Regulatory Authority, and filing, prosecuting and enforcing Patents in connection with a Party’s rights and obligations pursuant to this Agreement;

          (C) by Geron or AngioChem in connection with exercising its rights hereunder; or

          (D) by either Party to any investment bankers, investors, prospective investors, lenders, prospective lenders and other potential financing sources and Third Parties conducting due diligence in connection with any financing or acquisition transaction;

provided that (1) with respect to any disclosure of Confidential Information made pursuant to Sections 7.1.3(A) or 7.1.3(B), where reasonably possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, (2) with respect to any disclosure of Confidential Information made pursuant to Section 7.1.3(C), any person or entity to whom any Confidential Information is disclosed shall be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section 7.1, and (3) with respect to any disclosure of Confidential Information made pursuant to Section 7.1.3(D), any person or entity to whom any Confidential Information is disclosed must be bound prior to disclosure by commercially reasonable obligations of confidentiality.

          7.1.4 Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all disclosures to the Securities and Exchange Commission and any other Regulatory Authorities.

     7.2 Publication

          7.2.1 AngioChem acknowledges Geron’s interest in publishing the results of the research, development and commercialization activities hereunder, including, without limitation, the results of the Clinical Development Plan. AngioChem shall not publish results, data or information arising from research, development or commercialization activities conducted with respect to Licensed Products under this Agreement, including, without limitation, results, data or information arising from the Clinical Development Plan, without Geron’s prior written consent, which consent shall be at Geron’s sole discretion. AngioChem shall have the right to publish results, data or information arising from research or development activities conducted by AngioChem prior to the Effective Date, provided that (i) AngioChem shall deliver to Geron a copy of each proposed publication, (ii) Geron shall have the right to review and comment on the proposed publication within ten (10) days of receipt thereof, and (iii) Geron’s comments shall be incorporated therein or the Parties shall otherwise cooperate to ensure such that the proposed publication is mutually acceptable to the Parties. Prior to making any publication containing Joint Intellectual Property, unpublished Patent Rights or Know-How of the other Party, each Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure. The receiving Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the receiving Party requests a delay, the submitting Party shall delay submission or presentation for a period of forty-five (45) days to enable patent applications protecting each Party’s rights in Patent Rights or Know-How or Joint Intellectual Property to be filed in accordance with Article 6 above. Upon expiration of such forty-five (45) days, the submitting Party shall be free to proceed with the publication or presentation. If the receiving Party requests modifications to the publication or presentation, the submitting Party shall edit such publication to prevent disclosure of trade secret information of the receiving Party prior to submission of the publication or presentation. Notwithstanding anything to the contrary in this Section 7.2.1, Geron may publish its clinical or Manufacturing information relating to Licensed Products with advance written notice to AngioChem.

     7.3 Publicity/Use of Names/Disclosure of Terms

          7.3.1 The Parties agree to release, within three (3) days of the Effective Date, a press release in the form set forth in Schedule 7.3.1. Once such press release is released, either Party may make subsequent public disclosure of the contents of such press release without the further approval of the other Party.

          7.3.2 No public disclosure of the terms of this Agreement beyond those otherwise described in the press release in Schedule 7.3.1, or otherwise previously publicly disclosed as required by law, may be made by either Party. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law. Each Party hereby consents to the use of its name by the other Party in making reference to the existence of the Agreement only to the extent permitted in this Section 7.3.2.

          7.3.3 Notwithstanding the above, either Party may disclose the terms of this Agreement (a) to the extent required by Applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to investment bankers, investors, prospective investors, lenders, prospective lenders and other potential financing sources and Third Parties conducting due diligence in connection with any financing or acquisition transaction, each of whom must be bound prior to disclosure by commercially reasonable obligations of confidentiality.

8. REPRESENTATIONS AND WARRANTIES

     8.1 Representations and Warranties

          8.1.1 AngioChem Representations and Warranties. AngioChem makes the following representations and warranties to Geron as of the Effective Date of this Agreement:

          (A) the Licensed Intellectual Property exists and, to the Knowledge of AngioChem, is not invalid or unenforceable, in whole or in part;

          (B) it has the full right, power and authority to enter into this Agreement and to grant the licenses and sublicenses granted under Article 2 hereof;

          (C) it has not previously assigned, transferred, or conveyed its right, title and interest in the Licensed Intellectual Property in the Field;

          (D) it is the sole and exclusive owner or licensee of the Licensed Intellectual Property, all of which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have during the License Term, any claim of ownership whatsoever with respect to the Licensed Intellectual Property in the Field;

          (E) there are no liens, encumbrances or security interests granted by AngioChem relating to the Licensed Intellectual Property, and AngioChem covenants that it shall not voluntarily agree to grant any lien, encumbrance or security interest relating to the Licensed Intellectual Property during the License Term;

          (F) there are no claims, judgments or settlements against or owed by AngioChem or any of its Affiliates or, to the Knowledge of AngioChem, pending or threatened claims or litigation against AngioChem or any of its Affiliates, in either case relating to the Licensed Intellectual Property licensed to Geron hereunder;

          (G) to the Knowledge of AngioChem, AngioChem has disclosed to Geron all relevant material information regarding the Licensed Intellectual Property;

          (H) to the Knowledge of AngioChem, the development, manufacturing, use, offer for sale, sale or import of ANG1005 does not infringe any Third Party Patent Rights in existence as of the Effective Date;

          (I) AngioChem has received no notice of any actual or threatened infringement or opposition, or reexamination request, filed with the U.S. Patent and Trademark Office or any other patent agency in the Territory, concerning the Licensed Patents;

          (J) other than the Licensed Patents and the license to the UAB Patents, AngioChem and its Affiliates do not own or have any license or other right to any Patent Rights that are necessary for Geron, its Affiliates or Sublicensees to exercise the rights granted to Geron hereunder to develop, make, have made, use, offer to sell, sell and import Licensed Products; and

          (K) to the Knowledge of AngioChem, AngioChem has made available to Geron all data, results or other information derived from or regarding any preclinical or clinical study which would be reasonably expected to be relevant to an evaluation of any safety risks or therapeutic efficacy or lack thereof associated with ANG1005.

          8.1.2 Geron Representations and Warranties. Geron makes the following representations and warranties to AngioChem as of the Effective Date of this Agreement:

          (A) it has the full right, power and authority to enter into this Agreement; and

          (B) it has had a full opportunity to conduct, and has conducted, a diligence review of the Licensed Patents disclosed in Schedule 1.43, data, results and other information made available by AngioChem regarding any preclinical and clinical studies of ANG1005, and all other matters relevant to this Agreement.

     8.2 Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, LOSS OR INACCESSIBILITY OF DATA, OR INTERRUPTION OF BUSINESS, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED HOWEVER, THAT ANY LOSSES RESULTING FROM MATERIAL BREACHES OF ARTICLE 7 OF THIS AGREEMENT, OR CAUSED BY WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD, SHALL NOT BE SUBJECT TO THE FOREGOING LIMITATION. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION SHALL BE INTERPRETED TO LIMIT THE INDEMNIFICATION OBLIGATION SET FORTH IN ARTICLE 9 OF EITHER PARTY IN CONNECTION WITH A THIRD PARTY CLAIM EVEN IF THE RELATED DAMAGES ARE CHARACTERIZED AS BEING SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR OTHER LIKE DAMAGES OR LOSSES.

9. INDEMNIFICATION; INSURANCE

     9.1 Indemnification by AngioChem. Subject to the limitation of liability set forth in Section 8.2 hereof, AngioChem hereby agrees at all times during the term of this Agreement to indemnify, defend and hold harmless Geron and its Affiliates, Sublicensees and each of their directors, officers, employees, and agents (collectively, the “Geron Indemnified Parties”) from and against any and liabilities, actions, losses, damages, claims or expenses, including reasonable attorneys’ fees and costs (collectively, the “Indemnified Losses”) arising from or based on a breach of AngioChem’s representations and warranties contained in Section 8.1.1, provided that such indemnification obligation shall not apply to Indemnified Losses on the part of a Geron Indemnified Party to the extent such Geron Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a grossly negligent or willfully wrongful manner.

     9.2 Indemnification by Geron. Subject to the limitation of liability set forth in Section 8.2 hereof, Geron hereby agrees at all times during the terms of this Agreement to defend, indemnify and hold harmless AngioChem and its Affiliates, and each of their directors, officers, employees, and agents (collectively, the “AngioChem Indemnified Parties”) from and against any and all Indemnified Losses (a) arising from or based on a breach of Geron’s representations and warranties contained in Section 8.1.2, or (b) resulting from personal injury, product liability or property damage relating to or arising from: (i) the manufacture, use, promotion or sale of any Licensed Product by Geron or an Affiliate or Sublicensee of Geron; or (ii) the use by any person of a Licensed Product made, created, sold or otherwise transferred by Geron or an Affiliate or Sublicensee of Geron,; provided that such indemnification obligation shall not apply to Indemnified Losses on the part of an AngioChem Indemnified Party to the extent such AngioChem Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a grossly negligent or willfully wrongful manner.

     9.3 Notification of Claims; Conditions to Indemnification Obligations. The Parties shall promptly notify each other in writing, or cause their respective Indemnified Parties to give notice in writing to the prospective indemnifying Party, of any Indemnified Losses with respect to which indemnification under this Agreement is sought, but failure to give such notice shall not affect the indemnifying Party’s obligations hereunder except to the extent it is actually damaged by such failure. Provided that the indemnifying Party agrees in writing to indemnify the other Party or its Indemnified Parties with respect to such Indemnified Losses, the Party or its Indemnified Party requesting indemnification shall permit the indemnifying Party to assume the defense of such Indemnified Losses giving rise to the request, at the indemnifying Party’s sole expense. The Party and its Indemnified Party requesting indemnification shall cooperate with the indemnifying Party in such defense when reasonably requested to do so. In no event shall the indemnifying Party compromise or settle any Indemnified Loss in a manner that admits fault or negligence on the part of the indemnified Party, or that would otherwise adversely affect any rights of the indemnified Party, without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article 9 with respect to Indemnified Losses settled or compromised without the indemnifying Party’s prior knowledge and express written consent.

     9.4 Insurance. Each Party shall obtain and keep in force, at such Party’s sole expense, comprehensive general liability insurance coverage in amounts reasonably determined by the insuring Party to be commensurate with its obligations and liabilities under this Agreement, and in any event no less than those amounts consistent with other similar contractual arrangements of such Party.

10. TERM AND TERMINATION

     10.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 10.2 or 10.3 below, this Agreement shall continue in effect until expiration of the License Term. Upon expiration of this Agreement, Geron shall have a fully paid-up, royalty free, fully transferable license in the Field to all Licensed Intellectual Property.

     10.2 Termination for Cause.

          10.2.1 Material Breach. Either Party may terminate this Agreement upon written notice to the other Party for material breach but only after (1) the non-breaching Party has provided the breaching Party with written notice and an opportunity to cure as specified in 10.2.2 and the breaching Party has failed to cure the breach; and (2) any dispute resolution invoked under Section 11.6 pertaining to the existence of a material breach has been resolved.

          10.2.2 Notice and Cure. In the event that a first Party believes that the second Party is in material breach of its obligations hereunder as a result of any cause or reason not attributable to any force majeure circumstance under Section 11.1, then the first Party shall provide written notice to the second Party providing a reasonably detailed explanation of the asserted material breach. The second Party shall then either (1) cure such asserted material breach within ninety (90) days after actual receipt of such written notice (except in the case of a payment breach, in which event the cure period shall be thirty (30) days or in the case of a breach of Section 4.5.2, in which event the cure period shall be sixty (60) days (or such longer period as may be agreed by the Parties)). or, (2) if the second Party believes in good faith that it is not in material breach, initiate dispute resolution pursuant to Section 11.6, whereupon the cure period shall be tolled until the dispute is resolved.

          10.2.3 Financial Insolvency. Either Party may terminate this Agreement upon written notice upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy or other proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or other proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

          10.2.4 Arbitration in Lieu of Termination. Notwithstanding anything to the contrary, if Geron believes that AngioChem has materially breached or materially defaulted under this Agreement and has failed to cure such breach or default as provided above, and Geron does not wish to terminate this Agreement, then Geron shall be entitled to retain its license and seek arbitration pursuant to Section 11.6 to determine whether AngioChem has materially breached or defaulted under this Agreement and failed to timely cure such material breach or default. If such arbitration determines that AngioChem has so materially breached or defaulted and has failed to timely cure such material breach or default, and that Geron has suffered losses arising out of or as a result of such uncured material breach or default, then the arbitrators may award monetary damages, objectively determined by such arbitrators to be a fair and reasonable remedy for any losses determined to have been suffered by Geron by such material breach or default by AngioChem, and the license rights granted by Geron to AngioChem pursuant to Section 2.4 of this Agreement shall terminate.

     10.3 Termination by Geron. In addition to the right to terminate this Agreement as set forth in Section 10.2 above, Geron shall have the right to terminate this Agreement without cause in its sole discretion by giving one hundred and eighty (180) days’ advance written notice to AngioChem. In the event of any such termination, for such one hundred and eight (180) notice period and for an additional ninety (90) days consecutively thereafter (a total of two hundred and seventy (270) days), Geron shall remain responsible for conducting, at its expense, any ongoing Geron human clinical trial(s) having patients enrolled at the time Geron provides to AngioChem its written notice of termination, unless a shorter period is agreed by the Parties. During such two hundred and seventy (270) day period, Geron shall have the right to suspend or terminate any such ongoing Geron human clinical trial in a manner compliant with Applicable Laws, if, in Geron’s reasonable determination, such clinical trial cannot or should not be completed. By way of example and without limitation, such determination may be based on (i) safety or futility analysis concerns, (ii) any request or requirement from a Regulatory Authority to suspend or terminate such trial or any requirement of Applicable Law, (iii) stopping rules for the trial, as defined in the study protocol, (iv) receipt of data or results that Geron reasonably determines demonstrate that the Licensed Product will not be safe or efficacious for the applicable indication, or (v) the inability to enroll patients in the clinical trial despite Geron’s Commercially Reasonable Efforts to do so. Within thirty (30) days after providing written notice to AngioChem of any termination under this Section 10.3, Geron shall inform AngioChem in writing of any Geron human clinical trial(s)s having patients enrolled as of the date of Geron’s notice of termination, and shall inform AngioChem in writing whether such clinical trial(s) will be continued by Geron or terminated as permitted hereby. For the avoidance of doubt, if Geron notifies AngioChem that it intends to continue any human clinical trial(s) being conducted by it at the time of Geron’s notice of termination, all of the rights, licenses, and sublicenses granted to Geron under this Agreement shall continue as necessary to permit Geron to fulfill its ongoing obligations. Within one hundred and eighty (180) days after receipt of Geron’s notice of termination hereunder, AngioChem may elect to assume full responsibility, at AngioChem’s expense, for any human clinical trial(s) being conducted by Geron at the time Geron provides to AngioChem its written notice of termination, and in that case the Parties shall cooperate in the orderly transition of such clinical trial(s) to AngioChem prior to expiration of the two hundred and seventy (270) day period of Geron’s obligation hereunder.

     10.4 Effect of Termination by AngioChem or Geron.

          10.4.1 Generally. Upon any termination of this Agreement by AngioChem or Geron under Section 10.2.1 or 10.2.3, or by Geron under Section 10.3, (i) all licenses granted by the breaching Party to the non-breaching Party (or to AngioChem if Geron terminates this Agreement under Section 10.3) shall continue in effect, and (ii) as of the effective date of such termination all relevant licenses and sublicenses granted by the non-breaching Party to the breaching Party (or to Geron if Geron terminates this Agreement under Section 10.3) hereunder shall terminate automatically.

          10.4.2 Grant of License; Transfer of Data; Regulatory Filings and Technology. Upon termination of this Agreement by AngioChem pursuant to Section 10.2.1 or 10.2.3, or upon termination by Geron pursuant to Section 10.3 at a time when Geron is in material breach of this Agreement, and provided AngioChem is not in material breach of this Agreement (provided further that any dispute as to whether either Party is or is not in material breach of this Agreement shall be subject to arbitration under Section 12.6), the licenses granted by Geron in Section 2.4 shall survive, and Geron shall, upon request by AngioChem and subject to (a) the terms and conditions of this Agreement, (b) sublicenses granted to any Sublicensees whose sublicense survives termination in accordance with Section 10.4.4, and (c) any other non-exclusive license or option rights granted by Geron as of the effective date of termination, grant to AngioChem an exclusive, worldwide license to develop and commercialize Licensed Products in the Field, with a right to grant sublicense rights, under all Patent Rights that claim a Licensed Product (or any component thereof) and Know-How Controlled by Geron (including, without limitation, Geron’s interest in Joint Intellectual Property) necessary or actually used by Geron at the time of termination for the research, development and/or commercialization of Licensed Products (or any component thereof) as single agents, in the Field. In addition, Geron shall promptly transfer to AngioChem (subject to reasonably available resources and for a reasonable period of time), for use within the scope of the foregoing license right, and, where appropriate, assign in writing to AngioChem for use within the scope of the foregoing license right, and cease its use, except as unrelated to Licensed Products, of:

          (A) All data, reports and information relating to Licensed Products, including, without limitation, data, reports and information relating to research, non-clinical and clinical activities undertaken with respect to Licensed Products;

          (B) All Geron regulatory filings, applications and approvals relating to Licensed Products with any Regulatory Authority in the Territory, including, without limitation, any Drug Master File(s), INDs, and NDAs, together with all correspondence with any such Regulatory Authority;

          (C) All contracts with Third Parties (other than Sublicensees) relating to Licensed Products (with the exception of any licenses or other intellectual property contracts), including, without limitation, contracts with manufacturers, contract research organizations, and consultants, to the extent permissible under the terms of such agreements. If assignment of any such contract requires the prior approval of the applicable Third Party, Geron will promptly seek and use Commercially Reasonable Efforts to obtain, such approval;

          (D) All clinical and commercial supplies of Licensed Products in Geron’s possession or control;

          (E) Documentation relating to the manufacturing process for Licensed Products; and

          (F) Geron’s entire right, title and interest in and to any trademarks, trade dress, logos, slogans, designs and copyrights, in each case relating solely to such Licensed Products, including any registrations for the foregoing, but excluding any of the foregoing that include Geron’s name or logo.

AngioChem shall thereafter be entitled to use the foregoing for the continued development and commercialization of Licensed Products (on its own, or in conjunction with a Third Party) within the scope of the foregoing license right.

          10.4.3 Royalty to Geron. In consideration of the grant of license and transfer of data, regulatory filings and technology, by Geron to AngioChem in accordance with Section 10.4.2, Geron shall be entitled to receive royalties in the amount of * percent (*%) of Net Sales of Licensed Products by AngioChem, its Affiliates and any sublicensees of AngioChem or its Affiliates greater than * dollars (U.S.$*) in any Calendar Year, until such time as Geron has received an amount (the “Payment Amount”) determined by the following formula: *

Within sixty (60) days following the Section 10.4.2 End Date, Geron will advise AngioChem of Geron’s calculation of the Payment Amount, together with reasonable supporting details. If AngioChem disputes such calculation, the matter will be resolved pursuant to Section 11.6.

          10.4.4 Effect of Termination on Sublicenses.

               10.4.4.1 Obligations of Sublicensee. Notwithstanding anything to the contrary set forth in this Agreement, no termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be a direct licensee of AngioChem, if, but only if, (x) any US Sublicensee is obligated to conduct (or have conducted) and fund pre-clinical studies, clinical studies and regulatory filings necessary to obtain Marketing Authorization for Licensed Products for which such US Sublicensee has sublicense rights under the sublicense agreement in the U.S., (y) any European Sublicensee is obligated to conduct (or have conducted) and fund preclinical studies, clinical studies and regulatory filings for Licensed Products for which such European Sublicensee has sublicense rights under the sublicense agreement that are necessary to obtain Marketing Authorization in Europe, beyond those necessary to obtain Marketing Authorization in the U.S., and (z) for each Sublicensee:

(i) such Sublicensee is in full compliance with all terms and conditions of its sublicense at the time of termination of this Agreement;

(ii) such Sublicensee provides a written agreement to AngioChem to be bound to AngioChem for all obligations, including the payment of milestones and royalties, specified in the sublicense agreement; provided that if royalties or milestones provided in the sublicense agreement are less than those payable by Geron to AngioChem pursuant to this Agreement on account of the same events or sales of Licensed Product by such Sublicensee, then such payment obligations of Geron for such events or sales of Licensed Product shall apply;

(iii) such Sublicensee provides a written agreement to AngioChem stating that such Sublicensee agrees that AngioChem shall not assume any obligation of Geron to such Sublicensee pursuant to any representation, warranty, covenant, commitment or indemnification provision;

(iv) such Sublicensee provides a written agreement stating that Sublicensee agrees that in no event shall AngioChem be liable to the Sublicensee for any actual or alleged breach of such sublicense by Geron;

____________________
*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(v) such Sublicensee provides a written agreement to AngioChem to use Commercially Reasonable Efforts to develop and commercialize Licensed Products as set forth in its sublicense and to be bound to AngioChem by the following provisions of this Agreement with respect to its activities relating to the products, field and territory covered by the sublicense and with the Sublicensee substituted for Geron in such provisions and in defined terms used in such provisions: 7.1, 9.2(b), 9.3, 11.4, and 11.6;

(vi) such Sublicensee provides a written agreement to AngioChem to be bound to AngioChem by the following provisions of this Agreement which will then constitute and apply to the right of AngioChem to terminate the license to such Sublicensee: 10.2.1, 10.2.2 and 10.2.3; and

(vii) such Sublicensee provides a written agreement to AngioChem that (a) upon termination of the sublicense agreement by AngioChem for uncured material breach by the Sublicensee of the sublicense agreement or (b) upon termination by the Sublicensee of the sublicense agreement without cause and provided that AngioChem is not in material breach of its obligations to the Sublicensee hereunder, the Sublicensee shall, upon request by AngioChem and subject to the terms and conditions of this Agreement:

     (A) grant to AngioChem, to the extent not in conflict with any other obligation of the Sublicensee at the time of termination, an exclusive, worldwide license, with a right to grant sublicense rights, under intellectual property rights owned or controlled by such Sublicensee and necessary or actually used, at the time of termination, by the Sublicensee for the research, development and/or commercialization of Licensed Products (or any component thereof) as single agents then being developed or marketed by such Sublicensee under the sublicense agreement, such license to AngioChem to be for the limited purpose of AngioChem’s research, development and/or commercialization of such Licensed Products (or any component thereof);

     (B) Transfer for use within the scope of the license right granted in the preceding paragraph, and, where appropriate, assign in writing to AngioChem for use within the scope of the license right granted in the preceding paragraph, and cease its use (except as unrelated to Licensed Products) of:

(w)	All data, reports and information relating to Licensed Products, including, without limitation, data, reports and information relating to research, non-clinical and clinical activities undertaken with respect to Licensed Products;

(x)	All regulatory filings, applications and approvals relating to Licensed Products with any Regulatory Authority in the Territory, including, without limitation, any Drug Master File(s), INDs, and NDAs, together with all correspondence with any such Regulatory Authority;

(y)	All clinical and commercial supplies of Licensed Products in the sublicensee’s possession or control; and

(z)	Documentation relating to the manufacturing process for Licensed Products.

     10.4.4.2 Obligations of AngioChem. For each Sublicensee complying with the foregoing subclauses (i) – (vii) of Section 10.4.4.1, AngioChem agrees, and shall provide a written agreement to such Sublicensee setting forth such agreement in accordance with Section 10.4.4.3:

(i) that the license rights granted to such Sublicensee in the sublicense agreement with respect to any Licensed Intellectual Property shall survive termination of this Agreement, unaltered and in full force and effect, as if such license rights had been granted by AngioChem directly to such Sublicensee;

(ii) that the obligations of AngioChem set forth in the following provisions of this Agreement shall inure to the benefit of such Sublicensee, and that AngioChem shall be bound to such Sublicensee with respect thereto, with the Sublicensee substituted for Geron in such provisions and in defined terms used in such provisions: 2.6, 2.7, 3.7.3, 7.1, 9.3 (as it pertains to Section 9.2(b)), and 11.6;

(iii) that the covenant made by AngioChem in the last clause of Section 8.1.1(E) shall survive termination of this Agreement, and shall inure to the benefit of such Sublicensee as if such covenant had been made by AngioChem directly to such Sublicensee; and

(iv) to be bound to such Sublicensee by the following provisions of this Agreement which will then constitute and apply to the right of such Sublicensee to terminate the license between AngioChem and such Sublicensee: 10.2.1, 10.2.2, and 10.2.3.

     10.4.4.3 Process of Acceptance. A written agreement complying with subclauses (ii) – (vii) of Section 10.4.4.1 shall be delivered to AngioChem by any Sublicensee desiring to become a direct licensee of AngioChem within fifteen (15) business days after the effective date of termination of this Agreement by AngioChem or Geron under Sections 10.2.1 or 10.2.3, or by Geron under Section 10.3. For each Sublicensee providing a written agreement meeting the requirements of subclauses (ii) – (vii) of Section 10.4.4.1 within the foregoing fifteen (15) business day period, AngioChem shall, within fifteen (15) business days after receipt by AngioChem of the Sublicensee’s written agreement, provide to such Sublicensee its written agreement to subclauses (i) - (iv) of Section 10.4.4.2.

10.5 Survival.

10.5.1 Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including, without limitation, the obligation to pay milestone payments for milestones achieved prior to such expiration or termination and royalties or share of Sublicense Revenue for Licensed Product(s) sold prior to such expiration or termination. The provisions of Article 7.1 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1, 6, 8, 9 (other than Section 9.4) and 11, and Sections 2.5, 2.7, 3.7, 4.5.3 (in the event of termination as set forth in Section 4.5.3, 10.3, 10.4 and 10.5 shall survive any expiration or termination of this Agreement.

11. MISCELLANEOUS

     11.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

     11.2 Assignment/ Change of Control.

          11.2.1 Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or in connection with a Change of Control (as defined below), provided that the assigning Party shall promptly deliver written notice of any such permitted assignment to the other Party, the assignee shall agree to be bound to the obligations of the assigning Party and the assigning Party shall remain liable for the performance of all obligations under this Agreement as if the assignment did not occur, except in the case of a consolidation or merger where the assigning Party is not the surviving entity, in which case the assignee shall be solely liable. In addition, either Party may assign it rights to receive any payments due hereunder to a Third Party who agrees in writing that such payments are subject to all of the terms and conditions hereof. A Party assigning its rights to receive payments due hereunder to a Third Party shall promptly provide written notice of any such assignment of rights to the other Party.

          11.2.2 For purposes of this Section 11.2, a “Change of Control” of a Party shall be deemed to occur if such Party is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such Party’s assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party.

          11.2.3 Any attempted assignment not in accordance with this Section 11.2 shall be void.

     11.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

     11.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier providing evidence of delivery or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Geron, to:	Geron Corporation
230 Constitution Drive,
Menlo Park, CA 94025
Attention: Corporate Development
Facsimile No.: (650) 473-7750

If to AngioChem, to:	AngioChem, Inc.
201, President-Kennedy Ave.
Suite PK-R220
Montreal, Quebec, H2X 3Y7
Attention: Chief Executive Officer
Facsimile No.: (514) 788-7801

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day following the date of dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

     11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States, without reference to any rules of conflict of laws.

     11.6 Dispute Resolution.

          11.6.1 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each and every such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration to be held in New York, New York, in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) using the laws of the State of New York, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

          11.6.2 The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

          11.6.3 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

          11.6.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

          11.6.5 The Parties agree that, in the event of a dispute over the alleged breach of this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

          11.6.6 As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

     11.7 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and the licenses granted hereunder. Any other express or implied agreements and understandings, either oral or written, with respect to the subject matter hereof or the licenses granted hereunder are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

     11.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

     11.9 Independent Contractors. It is expressly agreed that Geron and AngioChem shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Geron nor AngioChem shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

     11.10 Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

     11.11 Cumulative Remedies. Except as set forth in Section 3.9, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

     11.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

     11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.14 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ANGIOCHEM, INC.		GERON CORPORATION

BY:	/s/ Jean-Paul Castaigne	BY:	/s/ David L. Greenwood
	JEAN-PAUL CASTAIGNE, M.D.		DAVID L. GREENWOOD
	MBA		TITLE: CHIEF FINANCIAL
	TITLE: PRESIDENT AND CHIEF		OFFICER AND EXECUTIVE VICE
	EXECUTIVE OFFICER		PRESIDENT

DATE: Dec. 3rd 2010		DATE: 3 December 2010

Schedules:

Schedule 1.4: ANG1005 Structure
Schedule 1.12: Clinical Development Plan
Schedule 1.23: Europe
Schedule 1.42: Licensed Patents
Schedule 1.50: Purchase Agreement
Schedule 2.2: AngioChem/UAB License Agreement
Schedule 7.3.1: Press Release

SCHEDULE 1.4

ANG1005 STRUCTURE

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.12

CLINICAL DEVELOPMENT PLAN

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.23

COUNTRIES OF EUROPE

Albania	Switzerland
Andorra	Ukraine
Armenia	United Kingdom
Austria	Vatican City
Belarus
Belgium
Bosnia and Herzegovina
Bulgaria
Croatia
Cyprus
Czech Republic
Denmark
Estonia
Finland
France
Georgia
Germany
Greece
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Macedonia
Malta
Moldova
Monaco
Netherlands
Norway
Poland
Portugal
Romania
San Marino
Serbia and Montenegro
Slovakia (Slovak
Republic)
Slovenia
Spain
Sweden

SCHEDULE 1.42

LICENSED PATENTS

Title	Application No., Filing Date	Status
Patent No., Issue Date
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	*	*
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	*	*
	*	*
	*	*
	*	*
	*	*
	*	*

____________________
*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Title	Application No., Filing Date	Status
Patent No., Issue Date
*	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
	*	*
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*	*	*
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*	*	*
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	*	*
	*	*
	*	*
	*	*
	*	*
	*	*

____________________
*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Title	Application No., Filing Date	Status
Patent No., Issue Date
	*	*
	*	*
	*	*
	*	*

*	*	*
	*	*

*	*	*
	*	*
	*	*

*	*	*
	*	*

*	*	*

____________________
*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.50

PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT

Incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed with the Commission on January 7, 2011.